Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

By and Between

ENERGIZER HOLDINGS, INC.

and

ENERGIZER SPINCO, INC.

Dated as of [●], 2015

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Section 13.15	Interpretation	95

Section 13.16	Group Members	95

Section 13.17	Force Majeure	95

Section 13.18	Mutual Drafting	95

Section 13.19	No Reliance on Other Party	96

Section 13.20	Limited Liability	96

SCHEDULES

Schedule 1.1(a) – Applicable EHP Proportion

Schedule 1.1(b) – Applicable EPC Proportion

Schedule 1.1(c) – EHP Actions

Schedule 1.1(d) – EHP Minority Interest Entities

Schedule 1.1(e) – EHP Assets

Schedule 1.1(f) – EHP Real Property

Schedule 1.1(g) – EHP Contracts

Schedule 1.1(h) – EHP Change of Control Agreements

Schedule 1.1(i) – EHP Excluded Contracts

Schedule 1.1(j) – EHP Discontinued Businesses

Schedule 1.1(k) – EHP Group

Schedule 1.1(l) – EHP Intellectual Property

Schedule 1.1(m) – EHP Liabilities

Schedule 1.1(n) – EHP Information Statement Liabilities

Schedule 1.1(o) – EPC Action

Schedule 1.1(p) – EPC Minority Interest Entities

Schedule 1.1(q) – EPC Assets

Schedule 1.1(r) – EPC Real Property

Schedule 1.1(s) – EPC Contracts

Schedule 1.1(t) – EPC Change of Control Agreements

Schedule 1.1(u) – EPC Excluded Contracts

Schedule 1.1(v) – EPC Discontinued Businesses

Schedule 1.1(w) – EPC Group

Schedule 1.1(x) – EPC Intellectual Property

Schedule 1.1(y) – EPC Liabilities

Schedule 1.1(z) – EPC Information Statement Liabilities

Schedule 1.1(aa) – Non-US EHP Benefit Plan

Schedule 1.1(bb) – Non-US EPC Benefit Plan

Schedule 1.1(cc) – Shared Contracts

Schedule 2.01(g) – Stationary Subsidiaries

Schedule 2.04(b) – Intercompany Agreements

Schedule 4.01(f) – Exceptions to Resignations

Schedule 8.02(b) – EHP Insurance Policies

Schedule 9.02(a) – EHP Domain Names

Schedule 9.02(b) – EPC Domain Names

Schedule 13.08 – Expenses

v

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●], 2015, by and between ENERGIZER HOLDINGS, INC., a Missouri corporation (“Energizer Holdings, Inc.” or “EPC”), and ENERGIZER SPINCO, INC., a Missouri corporation (“EHP”).

R E C I T A L S

WHEREAS, Energizer Holdings, Inc., acting through itself and its direct and indirect Subsidiaries, currently conducts the EPC Business and the EHP Business;

WHEREAS, the board of directors of Energizer Holdings, Inc. has determined that it is appropriate, desirable and in the best interests of Energizer Holdings, Inc. and its shareholders to separate Energizer Holdings, Inc. into two publicly traded companies: (i) EPC, which following the Distribution will own and conduct, directly and indirectly, the EPC Business, and (ii) EHP, which following the Distribution will own and conduct, directly and indirectly, the EHP Business; and in furtherance of the foregoing, to effect the Spin-Off as more fully described in this Agreement;

WHEREAS, Energizer Holdings, Inc. currently intends that, at the Effective Time, Energizer Holdings, Inc. shall distribute to the Record Holders, on a pro rata basis, all of the outstanding shares of EHP Common Stock, as more fully described in this Agreement (the “Distribution”);

WHEREAS, EHP has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Distribution;

WHEREAS, for U.S. federal income tax purposes, the transfer by EPC of the EHP Assets and the EHP Liabilities to EHP in actual or constructive exchange for (i) the issuance by EHP to EPC of shares of EHP Common Stock and (ii) the distribution by EHP to EPC of the EHP Cash Distribution, as more fully described in this Agreement and the Ancillary Agreements (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, EPC and EHP have prepared, and EHP has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning EHP, the Separation and the Distribution;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of EPC, EHP and their respective Group Members following the Spin-Off.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Reference is made to Section 13.15 regarding the interpretation of certain words and phrases used in this Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 11.03(b).

“AAA Rules” has the meaning set forth in Section 11.03(b).

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. The Parties agree that, for the purposes of this Agreement and the Ancillary Agreements, no EPC Group Member shall be deemed to be an Affiliate of any EHP Group Member and no EHP Group Member shall be deemed to be an Affiliate of any EPC Group Member.

“Agent” means Continental Stock Transfer and Trust Company or such other trust company or bank duly appointed by EPC to act as distribution agent, transfer agent and registrar for the EHP Common Stock in connection with the Distribution.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Allocation Committee” means a committee composed of one representative designated from time to time by each of EPC and EHP that shall be established in accordance with Section 10.10.

“Ancillary Agreements” means the TSA, TMA, EMA, the TLAs, the Transfer Documents, the Internal Reorganization Documents and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement by the Parties or their Affiliates (but as to which no Third Party is a party). To avoid doubt, distributor or similar commercial agreements entered into in connection with the Separation between an EHP Group Member, on the one hand, and an EPC Group Member, on the other hand, shall not be considered Ancillary Agreements hereunder.

“Applicable EHP Proportion” has the meaning set forth on Schedule 1.1(a).

“Applicable EPC Proportion” has the meaning set forth on Schedule 1.1(b).

“Applicable Proportion” means (a) as to EHP, the Applicable EHP Proportion and (b) as to EPC, the Applicable EPC Proportion.

“Arbitration Act” means the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.

“Arbitration Demand Notice” has the meaning set forth in Section 11.03(a).

“Assets” means, with respect to any Person, all assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise and copies of all related documentation;

(e) (i) all interests in any capital stock or other equity, partnership, membership, joint venture or similar interests of any Subsidiary or any other Person; (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and (iv) all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all United States, state, multinational and foreign intellectual property, including Patents, Trademarks, Other Intellectual Property, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(k) all Internet URLs, domain names, social media handles and Internet user names and all UPC numbers or equivalent company name pre-fix numbers;

(l) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(o) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p) all insurance proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q) all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor, and in each case all rights thereunder;

(r) Cash, bank accounts, lock boxes and other deposit arrangements;

(s) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(t) all goodwill as a going concern and other intangible properties.

“Benefit Plan” has the meaning set forth in the EMA.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in St. Louis, Missouri are authorized or obligated by law or executive order to close.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Change in Control” means the occurrence of any of the following (i) the direct or indirect sale, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of a Party and such Party’s Group Members taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of a Party other than (A) the consolidation with, merger into or transfer of all or part of the properties and assets of any Group Member of a Party to such Party or any other Group Member of such Party and (B) the merger of a Party with a Group Member solely for the purpose of reincorporating (or re-forming) the Party in another jurisdiction, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting stock of such Party, measured by voting power rather than number of shares, (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of such Party (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of such Party was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such Party then in office or (v) a Party consolidates with, or merges with or into, directly or indirectly, any Person, or any Person consolidates with, or merges with or into, a Party, in any such event pursuant to a transaction in which any of the outstanding voting stock of such Party or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of such Party outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance). To avoid doubt, the transactions contemplated by Section 10.03 shall not constitute a Change in Control of either Party.

“Claims Administration” has the meaning set forth in Section 8.06(a).

“Claims-Made Policies” has the meaning set forth in Section 8.04(a).

“Code” has the meaning set forth in the recitals.

“Commission” means the Securities and Exchange Commission.

“Common Privileges” has the meaning set forth in Section 7.08.

“Confidential Information” has the meaning set forth in Section 7.09(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Party.

“Consultant” has the meaning set forth in Section 10.10(e)(i).

“Contribution” has the meaning set forth in the recitals.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Custodial Party” has the meaning set forth in Section 7.04(b).

“Delayed EHP Asset” has the meaning set forth in Section 2.02(a).

“Delayed EHP Liability” has the meaning set forth in Section 2.02(a).

“Delayed EPC Asset” has the meaning set forth in Section 2.02(e).

“Delayed EPC Liability” has the meaning set forth in Section 2.02(e).

“Determination Request” has the meaning set forth in Section 10.10(a).

“Direct Claim” has the meaning set forth in Section 6.06(a).

“Disputes” has the meaning set forth in Section 11.01.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date, determined in accordance with Section 5.03, on which the Distribution occurs.

“Distribution Ratio” means the number of shares of EHP Common Stock to be distributed in respect of each share of EPC Common Stock in the Distribution, which ratio shall be determined by the board of directors of EPC prior to the Record Date.

“Divested Business” has the meaning set forth in Section 9.03(d)(iii).

“Divestiture” has the meaning set forth in Section 9.03(d)(iii).

“Divesting Party” has the meaning set forth in Section 9.03(d)(iii).

“Domain Names” means the domain name registrations owned by an EPC Group Member or an EHP Group Member, including those listed on Schedule 9.02(a) or Schedule 9.02(b).

“EBC” means Eveready Battery Company, Inc. a Delaware corporation.

“Edgewell NEL” has the meaning set forth in Section 3.02(d).

“Edgewell NEL Distribution” has the meaning set forth in Section 3.02(d).

“Effective Time” has the meaning set forth in Section 5.01(b)(iii).

“EHP” has the meaning set forth in the preamble.

“EHP Accounts” has the meaning set forth in Section 2.06(a).

“EHP Action” means those Group Actions primarily relating to, arising out of or resulting from (i) the EHP Assets, the EHP Liabilities or the EHP Business or, (ii) following the Effective Time, any actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of an EHP Group Member, including those Group Actions set forth on Schedule 1.1(c).

“EHP Assets” means, without duplication, only the following Assets:

(a) all issued and outstanding equity interests (to the extent held by EHP, EPC or any of their respective Group Members immediately prior to the Effective Time) in each EHP Group Member, other than the EHP Common Stock;

(b) all shares of capital stock or other equity interests held by EPC or its Group Members in certain Business Entities that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the EHP Group as listed on Schedule 1.1(d) (the “EHP Minority Interest Entities”);

(c) all Assets of either Party or its Group Members as of the Effective Time reflected as assets of EHP or another EHP Group Member on the EHP Balance Sheet, and all Assets acquired after the date of the EHP Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the EHP Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the EHP Balance Sheet; it being understood that (i) the EHP Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of EHP Assets pursuant to this clause (c); and (ii) the amounts set forth on the EHP Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of EHP Assets pursuant to this clause (c);

(d) the Assets of either Party or its Group Members as of the Effective Time listed or described on Schedule 1.1(e) (which for the avoidance of doubt is not a comprehensive listing of all EHP Assets and is not intended to limit the other clauses of this definition of “EHP Assets”) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by EHP or any other EHP Group Member;

(e) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time related to the EHP Portion of any Shared Contract;

(f) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time under the EHP Contracts;

(g) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any EHP Intellectual Property;

(h) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any Domain Names listed on Schedule 9.02(a);

(i) all other rights, title or interests in, and claims thereto, of either Party or any of their Group Members as of the Effective Time with respect to Information that is primarily related to the EHP Assets (including, for the avoidance of doubt, the EHP Intellectual Property), the EHP Liabilities, the EHP Business or the EHP Group Members, in each case as compared to the EPC Assets, EPC Liabilities, EPC Business or EPC Group Members;

(j) a non-exclusive license to the Licensed EPC Information upon the terms and subject to the conditions set out in Section 9.03(c) below;

(k) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to the real property listed on Schedule 1.1(f);

(l) the Assets of either Party or its Group Members as of the Effective Time relating to, arising out of or resulting from any EHP Action;

(m) all approvals, registrations, permits or authorizations issued by any Governmental Authority as of the Effective Time that relate primarily to the EHP Business or the EHP Assets, as compared to the EPC Business or the EPC Assets;

(n) the EHP Retained Receivables; and

(o) all other Assets owned or held immediately prior to the Effective Time by Energizer Holdings, Inc. or any of its Subsidiaries that primarily relate to or are primarily used in the EHP Business; provided, that the intention of this clause (o) is only to rectify any inadvertent omission of transfer or conveyance of any such Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an EHP Asset; and provided, further that no such Asset shall be an “EHP Asset” solely as a result of this clause (o) unless a claim with respect thereto is made by EHP on or prior to the date that is three years after the Effective Time.

Notwithstanding the foregoing, the EHP Assets shall not include any Assets governed by the TMA. Further, all rights of the EHP Group in respect of insurance policies purchased by EPC or an EPC Group Member, including Shared Policies, are set forth in Article VIII and shall not otherwise be included in the EHP Assets. The Parties agree that all Delayed EHP Assets shall be EHP Assets for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed EHP Assets are assumed by EHP or an EHP Group Member or designee. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for purposes of determining what is and is not an EHP Asset, any item explicitly included in the definition of clause (a), (b), (d), (h) and (n) of the definition of “EPC Asset” shall take priority over any of clauses (c) or (o) of the definition of “EHP Asset” and clauses (a), (b), (d), (h) and (n) of the definition of “EHP Asset” shall take priority over any of clauses (c) or (o) of the definition of “EPC Asset.”

“EHP Business” means (a) the business and operations conducted by Energizer Holdings, Inc. prior to the Effective Time comprising the “Household Products” segment of Energizer Holdings, Inc. as described in Energizer Holdings, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2014 and subsequent Quarterly Reports on Form 10-Q filed prior to the Effective Time, including the manufacturing and marketing of products in household batteries, specialty batteries and lighting products and (b) the EHP Discontinued Businesses.

“EHP Balance Sheet” means the balance sheet of the EHP Business, including the notes thereto, as of March 31, 2015, included in the Information Statement.

“EHP Cash Distribution” has the meaning set forth in Section 3.02(e).

“EHP Common Stock” means the common stock, $0.01 par value per share, of EHP.

“EHP Consumer Inquiry” has the meaning set forth in Section 10.07(c).

“EHP Contract” means the following contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Group Members is a party or by which it or its Assets is bound, whether or not in writing, in each case, immediately prior to the Effective Time:

(a) (i) any contract, agreement, arrangement, commitment or understanding listed on Schedule 1.1(g) and (ii) any other contract, agreement, commitment or understanding that relates primarily to the EHP Business as compared to the EPC Business (other than EPC Assets arising under any Shared Contracts);

(b) any guarantee, indemnity, representation or warranty of any EHP Group Member or EPC Group Member in respect of any other EHP Contract, any EHP Liability or the EHP Business;

(c) any contract, agreement, arrangement, commitment or understanding that relates primarily to any EHP Intellectual Property or pursuant to which either Party or any of its Group Members is licensed or sublicensed an interest in any Patents, Trademarks, or Other Intellectual Property primarily used or held for use in the EHP Business;

(d) any employment, change of control, retention, consulting, indemnification, termination, severance, incentive bonus or other similar agreements with any employee, contractor or consultant of EHP or an EHP Group Member, including those change of control agreements set forth on Schedule 1.1(h); and

(e) any other contract, agreement, arrangement, commitment or understanding or portion thereof that is otherwise expressly contemplated pursuant to this Agreement or any Ancillary Agreement to be assigned to EHP or an EHP Group Member;

provided, however, that (A) such contracts, agreements, arrangements, commitments or understandings that are expressly contemplated to be retained by EPC or an EPC Group Member pursuant to any provision of this Agreement or any Ancillary Agreement shall not be EHP Contracts; (B) such contracts, agreements, arrangements, commitments or understandings that relate to debt instruments, insurance arrangements, or employee benefit plans or programs shall be EHP Contracts only to the extent expressly provided for under the terms of this Agreement or any Ancillary Agreement; (C) the rights and obligations of EPC and the EPC Group Members under this Agreement and the Ancillary Agreements shall not be EHP Contracts and (D) the contracts, agreements, arrangements, commitments or understandings set forth on Schedule 1.1(i) shall not be EHP Contracts (collectively, “EHP Excluded Contracts”).

“EHP Credit Facility” shall mean a senior secured credit facility to be entered into prior to the Distribution and in connection with the Separation, by and among EHP, as borrower, an administrative agent, certain arrangers and each of the financial institutions from time to time party thereto, on such terms and conditions as agreed by EPC, providing for a revolving credit facility and a term loan, in each case, in such amounts as shall have been agreed by EPC.

“EHP Credit Support Instruments” has the meaning set forth in Section 3.01(b).

“EHP Derivative Works” has the meaning set forth in Section 9.03(c)(iii).

“EHP Discontinued Businesses” means (a) the businesses and operations of Energizer Holdings, Inc., its current or former Subsidiaries and any of their respective Predecessors, identified on Schedule 1.1(j) and (b) except as otherwise expressly provided in this Agreement, any other terminated, divested or discontinued businesses or operations of Energizer Holdings, Inc., its current and former Subsidiaries, and any of their predecessors in interest, that, at the time of termination, divestiture or discontinuation, primarily related to businesses, operations and assets described in clause (a) of the definition of “EHP Business” as existing at the time of termination, divestiture or discontinuation.

“EHP Excluded Contracts” has the meaning set forth in the definition of EHP Contracts.

“EHP Financing Arrangements” shall mean the EHP Credit Facility and such additional or alternative financing arrangements and agreements with respect to EHP as shall have been agreed by EPC.

“EHP Group” means (a) EHP, (b) each Business Entity identified on Schedule 1.1(k), (c) each Business Entity that is or becomes a direct or indirect Subsidiary of EHP as of the Effective Time (after giving effect to the Internal Reorganization) and (d) each Business Entity that becomes a direct or indirect Subsidiary of EHP after the Effective Time, including in each case any such Business Entity that is formed or acquired after the date hereof or any Business Entity that is merged or consolidated with and into EHP or any Subsidiary of EHP.

“EHP Group Member” means any Group Member of the EHP Group.

“EHP Indemnitees” has the meaning set forth in Section 6.03.

“EHP Indemnity Obligations” has the meaning set forth in Section 6.02.

“EHP Intellectual Property” means (i) the Patents and Trademarks set forth on Schedule 1.1(l), and any other Patents or Trademarks owned by either Party or any of its Group Members that, as of the Effective Time, are primarily used or held for use in the EHP Business, as compared to the EPC Business; (ii) the Other Intellectual Property owned by either Party or any of its Group Members that, as of the Effective Time, is primarily used or held for use in the EHP Business, as compared to the EPC Business; (iii) the rights to any Patents, Trademarks, and Other Intellectual Property that are exclusively allocated to EHP or an EHP Group Member pursuant to any Ancillary Agreement; and (iv) a non-exclusive license, upon the terms and subject to the conditions set forth in Section 9.03(c) below, to the Licensed EPC Other IP.

“EHP Insureds” has the meaning set forth in Section 8.01.

“EHP Liabilities” means, without duplication, the following Liabilities of either Party or any of its Group Members:

(a) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing at or prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) to the extent that such Liabilities relate to, arise out of or result from:

(i) the operation or ownership of the EHP Business (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of either Party or any of its Group Members (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the EHP Business);

(ii) the operation or ownership of any other business, other than the EPC Business, conducted by any EHP Group Member, any Business Entity that shall be an EHP Group Member as of the Effective Time or any Minority Interest Entity, or their respective Predecessors (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of either Party or any of its Group Members (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates primarily to the EHP Business);

(iii) any Environmental Liability resulting from any properties or operations included in or associated with the EHP Assets or the EHP Business (for the avoidance of doubt, including the EHP Discontinued Businesses, including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the EHP Assets or the EHP Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the EHP Assets or the EHP Business;

(iv) the EHP Discontinued Businesses;

(v) any EHP Asset;

(vi) any EHP real property or facility;

(vii) any EHP Contract; or

(viii) the EHP Portion of any Shared Contract;

(ix) the employment, service, termination of employment or termination of service of all Non-US EHP Employees, and the respective dependents and beneficiaries of such Non-US EHP Employees; and

(x) any Non-US EHP Benefit Plan.

(b) all Liabilities reflected as liabilities or obligations on the EHP Balance Sheet, and all Liabilities arising or assumed after the date of the EHP Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the EHP Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the EHP Balance Sheet; it being understood that (i) the EHP Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of EHP Liabilities pursuant to this clause (b); and (ii) the amounts set forth on the EHP Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of EHP Liabilities pursuant to this clause (b);

(c) the Liabilities listed or described on Schedule 1.1(m);

(d) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any EHP Group Member;

(e) all Liabilities relating to, arising out of or resulting from the EHP Financing Arrangements;

(f) all Liabilities relating to, arising out of or resulting from any EHP Action;

(g) the Applicable EHP Proportion of any Shared Liability;

(h) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Information Statement or any EHP Offering Document relating to the EHP Business, including the items specified on Schedule 1.1(n) but excluding any of the items specified on Schedule 1.1(z);

(i) the EHP Retained Payables; and

(j) all Liabilities arising out of claims made by Third Parties, or by the respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the EHP Assets, the EHP Business or the other businesses, operations, activities or Liabilities referred to in clauses (a) through (i) above, inclusive.

Notwithstanding the foregoing, the EHP Liabilities shall not include any Liabilities governed by the TMA. The Parties agree that all Delayed EHP Liabilities shall be EHP Liabilities for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed EHP Liabilities are assumed by EHP or an EHP Group Member or designee. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and what is not an “EHP Liability,” any item explicitly included in clause (c), (d), (e), (f) or (i) of the definition of “EPC Liabilities” shall take priority over any of clauses (a) and (b) of this definition of “EHP Liabilities.”

“EHP Licensed Purposes” has the meaning set forth in Section 9.03(c)(i).

“EHP Minority Interest Entities” has the meaning set forth in the definition of EHP Assets.

“EHP Offering Document” has the meaning set forth in Section 6.07(b).

“EHP Retained Receivables” has the meaning set forth in Section 2.01(f).

“EHP Retained Payables” has the meaning set forth in Section 2.01(f).

“EHP Policies” has the meaning set forth in Section 8.02(b).

“EHP Portion” has the meaning set forth in Section 2.05(a).

“EHP Transfer Documents” has the meaning set forth in Section 2.01(c).

“EII” means Energizer International, Inc., a Delaware corporation and a direct wholly owned subsidiary of EBC.

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between EPC and EHP.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, or relating to the protection of or prevention of harm to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“EPC” has the meaning set forth in the preamble.

“EPC Accounts” has the meaning set forth in Section 2.06(a).

“EPC Action” means those Group Actions primarily relating to, arising out of or resulting from (i) the EPC Assets, the EPC Liabilities or the EPC Business or (ii) following the Effective Time, any actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of an EPC Group Member, including those Group Actions set forth on Schedule 1.1(o).

“EPC Assets” means any and all Assets of the Parties or their respective Subsidiaries as of the Effective Time, other than the EHP Assets, including:

(a) all issued and outstanding equity interests (to the extent held by EHP, EPC or any of their respective Group Members immediately prior to the Effective Time) in each EPC Group Member (to avoid doubt, other than the EPC Common Stock);

(b) all shares of capital stock or other equity interests held by EHP or its Group Members in certain Business Entities that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the EPC Group as listed on Schedule 1.1(p) (the “EPC Minority Interest Entities”);

(c) all Assets of either Party or its Group Members as of the Effective Time reflected as assets of EPC or another EPC Group Member on the EPC Balance Sheet, and all Assets acquired after the date of the EPC Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the EPC Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the EPC Balance Sheet; it being understood that (i) the EPC Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of EPC Assets pursuant to this clause (c); and (ii) the amounts set forth on the EPC Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of EPC Assets pursuant to this clause (c);

(d) the Assets of either Party or its Group Members as of the Effective Time listed or described on Schedule 1.1(q) (which for the avoidance of doubt is not a comprehensive listing of all EPC Assets and is not intended to limit the other clauses of this definition of “EPC Assets”) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by EPC or any other EPC Group Member;

(e) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time related to the EPC Portion of any Shared Contract;

(f) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time under the EPC Contracts;

(g) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any EPC Intellectual Property;

(h) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to any Domain Names listed on Schedule 9.02(b);

(i) all other rights, title or interests in, and claims thereto, either Party or any of their Group Members as of the Effective Time with respect to Information that is primarily related to the EPC Assets (including, for the avoidance of doubt, the EPC Intellectual Property), the EPC Liabilities, the EPC Business or the EHP Group Members, in each case as compared to the EHP Assets, EHP Liabilities, EHP Business or EHP Group Members;

(j) a non-exclusive license to the Licensed EHP Information upon the terms and subject to the conditions set out in Section 9.03(b) below;

(k) any and all rights, title or interests in, and claims thereto, of either Party or any of its Group Members as of the Effective Time to the real property listed on Schedule 1.1(r);

(l) the Assets of either Party or its Group Members as of the Effective Time relating to, arising out of or resulting from any EPC Action;

(m) all approvals, registrations, permits or authorizations issued by any Governmental Authority as of the Effective Time that relate primarily to the EPC Business or the EPC Assets, as compared to the EHP Business or the EHP Assets;

(n) the EPC Retained Receivables; and

(o) all other Assets owned or held immediately prior to the Effective Time by Energizer Holdings, Inc. or any of its Subsidiaries that primarily relate to or are primarily used in the EPC Business; provided, that the intention of this clause (n) is only to rectify any inadvertent omission of transfer or conveyance of any such Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an EPC Asset; and provided, further that no such Asset shall be an “EPC Asset” solely as a result of this clause (o) unless a claim with respect thereto is made by EPC on or prior to the date that is three years after the Effective Time.

Notwithstanding the foregoing, the EPC Assets shall not include any Assets governed by the TMA. The Parties agree that all Delayed EPC Assets shall be EPC Assets for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed EHP Assets are assumed by EPC or an EPC Group Member or designee. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for purposes of determining what is and is not an EPC Asset, any item explicitly included in the definition of clause (a), (b), (d), (h) or (n) of the definition of “EPC Asset” shall take priority over any of clauses (c) or (o) of the definition of “EHP Asset” and clauses (a), (b), (d), (h) or (n) of the definition of “EHP Asset” shall take priority over any of clauses (c) or (o) of the definition of “EPC Asset.”

“EPC Balance Sheet” means the balance sheet that would be created by taking the audited consolidated balance sheet of Energizer Holdings, Inc., including the notes thereto, as of March 31, 2015 and excluding the assets and liabilities and other items that (a) are reflected on the EHP Balance Sheet or (b) would have been reflected on the EHP Balance Sheet under clause (c) of the definition of “EHP Assets” or clause (b) of the definition of “EHP Liabilities.”

“EPC Business” means (a) the business and operations conducted by Energizer Holdings, Inc. prior to the Effective Time comprising the “Personal Care” segment of Energizer Holdings, Inc. as described in Energizer Holdings, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2014 and subsequent Quarterly Reports on Form 10-Q filed prior to the Effective Time, including the manufacturing and marketing of products in wet shave, skin care, feminine care and infant care and (b) the EPC Discontinued Businesses.

“EPC Common Stock” means the common stock, $0.01 par value per share, of EPC.

“EPC Consumer Inquiry” has the meaning set forth in Section 10.07(d).

“EPC Contracts” means the following contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Group Members is a party or by which it or its Assets is bound, whether or not in writing, in each case, immediately prior to the Effective Time:

(a) (i) any contract, agreement, arrangement, commitment or understanding listed on Schedule 1.1(s) and (ii) any other contract, agreement, commitment or understanding that relates primarily to the EPC Business as compared to the EHP Business (other than EHP Assets arising under any Shared Contracts);

(b) any guarantee, indemnity, representation or warranty of any EPC Group Member or EHP Group Member in respect of any other EPC Contract, any EPC Liability or the EPC Business;

(c) any contract, agreement, arrangement, commitment or understanding that relates primarily to any EPC Intellectual Property or pursuant to which either Party or any of its Group Members is licensed or sublicensed an interest in any Patents, Trademarks, or Other Intellectual Property primarily used or held for use in the EPC Business;

(d) any employment, change of control, retention, consulting, indemnification, termination, severance, incentive bonus or other similar agreements with any employee, contractor or consultant of EPC or an EPC Group Member, including those change of control agreements set forth on Schedule 1.1(t); and;

(e) any other contract, agreement, arrangement, commitment or understanding or portion thereof that is otherwise expressly contemplated pursuant to this Agreement or any Ancillary Agreement to be assigned to EPC or an EPC Group Member;

provided, however, that (A) such contracts, agreements, arrangements, commitments or understandings that are contemplated to be retained by EHP or an EHP Group Member pursuant to any provision of this Agreement or any Ancillary Agreement shall not be EPC Contracts; (B) such contracts, agreements, arrangements, commitments or understandings that relate to debt instruments, insurance arrangements, or employee benefit plans or programs shall be EPC Contracts only to the extent expressly provided for under the terms of this Agreement or any Ancillary Agreement; (C) the rights and obligations of EHP and the EHP Group Members under this Agreement and the Ancillary Agreements shall not be EPC Contracts and (D) the contracts, agreements, arrangements, commitments or understandings set forth on Schedule 1.1(u) shall not be EPC Contracts (collectively, “EPC Excluded Contracts”).

“EPC Credit Facility” shall mean a certain senior unsecured revolving credit facility in such amount as shall have been agreed by EPC to be to be entered into prior to the Distribution and in connection with the Separation, by and among EPC, as borrower, an administrative agent, certain arrangers and each of the financial institutions from time to time party thereto, on such terms and conditions as agreed by EPC, or such alternative financing arrangements and agreements with respect to EPC as shall have been agreed by EPC.

“EPC Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“EPC Derivative Works” has the meaning set forth in Section 9.03(b)(iii).

“EPC Discontinued Businesses” means (a) the businesses and operations of Energizer Holdings, Inc., its current or former Subsidiaries and any of their respective Predecessors, identified on Schedule 1.1(v) and (b) except as otherwise expressly provided in this Agreement, any other terminated, divested or discontinued businesses or operations of Energizer Holdings, Inc., its current and former Subsidiaries, and any of their predecessors in interest, that, at the time of termination, divestiture or discontinuation, primarily related to businesses, operations and assets described in clause (a) of the definition of “EPC Business” as existing at the time of termination, divestiture or discontinuation.

“EPC Excluded Contracts” has the meaning set forth in the definition of EPC Assets.

“EPC Financing Arrangements” shall mean the EPC Credit Facility, the Public Notes and the NEL Credit Facility, or such alternative financing arrangements and agreements as shall have been agreed by EPC.

“EPC Group” means (a) EPC, (b) each Business Entity identified on Schedule 1.1(w) and (c) each other Business Entity that is or becomes a direct or indirect Subsidiary of EPC at or after the Effective Time, including in each case any such Business Entity that is formed or acquired after the date hereof or any Business Entity that is merged or consolidated with and into EPC or any Subsidiary of EPC, in each case, other than any EHP Group Member.

“EPC Group Member” means any Group Member of the EPC Group.

“EPC Indemnitees” has the meaning set forth in Section 6.02.

“EPC Insureds” has the meaning set forth in Section 8.02(a).

“EPC Intellectual Property” means (i) the Patents and Trademarks set forth on Schedule 1.1(x) and any other Patents or Trademarks owned by either Party or any of its Group Members that, as of the Effective Time, are primarily used or held for use in the EPC Business, as compared to the EHP Business; (ii) the Other Intellectual Property owned by either Party or any of its Group Members that, as of the Effective Time, is primarily used or held for use in the EPC Business, as compared to the EHP Business; (iii) the rights to any Patents, Trademarks, and Other Intellectual Property that are exclusively allocated to EPC or an EPC Group Member pursuant to any Ancillary Agreement; and (iv) a non-exclusive license, upon the terms and subject to the conditions set forth in Section 9.03(b) below, to the Licensed EHP Other IP.

“EPC Liabilities” means, without duplication, the following Liabilities of either Party or any of its Group Members:

(a) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing at or prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) to the extent that such Liabilities relate to, arise out of or result from;

(i) the operation or ownership of the EPC Business (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of either Party or any of its Group Members (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the EPC Business);

(ii) the operation or ownership of any other business, other than the EHP Business, conducted by any EPC Group Member, any Business Entity that shall be an EPC Group Member as of the Effective Time or any Minority Interest Entity, or their respective Predecessors (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of either Party or any of its Group Members (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates primarily to the EPC Business);

(iii) any Environmental Liability resulting from any properties or operations included in or associated with the EPC Assets or the EPC Business (for the avoidance of doubt, including the EPC Discontinued Businesses), including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the EPC Assets or the EPC Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the EPC Assets or the EPC Business;

(iv) the EPC Discontinued Businesses;

(v) any EPC Asset;

(vi) any EPC real property or facility;

(vii) any EPC Contract; or

(viii) the EPC Portion of any Shared Contract;

(ix) the employment, service, termination of employment or termination of service of all Non-US EPC Employees, and the respective dependents and beneficiaries of such Non-US EPC Employees; and

(x) any Non-US EPC Benefit Plan.

(b) all Liabilities reflected as liabilities or obligations on the EPC Balance Sheet, and all Liabilities arising or assumed after the date of the EPC Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the EPC Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the EPC Balance Sheet; it being understood that (i) the EPC Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of EPC Liabilities pursuant to this clause (b); and (ii) the amounts set forth on the EPC Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of EPC Liabilities pursuant to this clause (b);

(c) the Liabilities listed or described on Schedule 1.1(y);

(d) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any EPC Group Member;

(e) all Liabilities relating to, arising out of or resulting from the EPC Financing Arrangements;

(f) all Liabilities relating to, arising out of or resulting from any EPC Action;

(g) the Applicable EPC Proportion of any Shared Liability;

(h) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Information Statement or any EHP Offering Document relating to the EPC Business, including the items specified on Schedule 1.1(z) but excluding any of the items specified on Schedule 1.1(n);

(i) the EPC Retained Payables; and

(j) all Liabilities arising out of claims made by Third Parties, or by the respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the EPC Assets, the EPC Business or the other businesses, operations, activities or Liabilities referred to in clauses (a) through (h) above, inclusive.

Notwithstanding the foregoing, the EPC Liabilities shall not include any Liabilities governed by the TMA. The Parties agree that all Delayed EPC Liabilities shall be EPC Liabilities for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed EPC Liabilities are assumed by EPC or an EPC Group Member or designee. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and what is not an “EPC Liability,” any item explicitly included in clause (c), (d), (e) (f) or (i) of the definition of “EHP Liabilities” shall take priority over any of clauses (a) and (b) of this definition of “EPC Liabilities.”

“EPC Licensed Purposes” has the meaning set forth in Section 9.03(b)(i).

“EPC Minority Interest Entities” has the meaning set forth in the definition of EPC Assets.

“EPC Policies” has the meaning set forth in Section 8.02(a).

“EPC Portion” has the meaning set forth in Section 2.05(a).

“EPC Retained Receivables” has the meaning set forth in Section 2.01(f).

“EPC Retained Payables” has the meaning set forth in Section 2.01(f).

“EPC Transfer Documents” has the meaning set forth in Section 2.01(b).

“Escalation Notice” has the meaning set forth in Section 11.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“First Post-Distribution Report” has the meaning set forth in Section 13.07.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Foreign Exchange Rate” means, with respect to any currency other than United States dollars, as of any date of determination, the rate set forth in the exchange rate section of The Wall Street Journal or, if not published in The Wall Street Journal, then the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by JPMorgan Chase Bank, National Association (or any successor thereto or other major money center commercial bank agreed to by the Parties).

“Form 10” means the registration statement on Form 10 filed by EHP with the Commission pursuant to the Exchange Act to effect the registration of EHP Common Stock to be distributed in the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, licenses, authorizations, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” means either the EPC Group or the EHP Group, as the context requires.

“Group Action” means any past, present or future Action involving EPC, an EPC Group Member, an EPC Indemnitee (but only if in a capacity entitling such Person to the rights of an EPC Indemnitee), EHP, an EHP Group Member, or an EHP Indemnitee (but only if in a capacity entitling such Person to the rights of an EHP Indemnitee), in each case other than any such matter solely between EPC, any EPC Group Member or EPC Indemnitee (only if in a capacity entitling such Person to the rights of an EPC Indemnitee), on the one hand, and EHP, any EHP

Group Member, or EHP Indemnitee (only if in a capacity entitling such Person to the rights of an EHP Indemnitee), on the other hand, arising with respect to a controversy, dispute or claim under this Agreement or any Ancillary Agreement.

“Group Member” means any Business Entity that is a part of either the EPC Group or the EHP Group, as the context requires; “Group Members” mean Business Entities of either or both of the EPC Group or the EHP Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or otherwise regulated by or pursuant to, any Environmental Law, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, and anything defined as a hazardous substance, extremely hazardous substance, solid waste, hazardous waste, hazardous material or toxic substance under a relevant Environmental Law.

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data; provided that “Information” does not include Patents, Trademarks, or Other Intellectual Property.

“Information Statement” means the information statement, included with the Form 10 and to be sent to the holders of EPC Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

“Insurance Proceeds” means, with respect to any insured party, those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set-off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof.

“Intercompany Agreements” has the meaning set forth in Section 2.04(a).

“Interim Credit Facility” shall mean that certain Term Loan Credit Agreement dated as of April 29, 2015 by and among Energizer Holdings, Inc., as borrower, Citibank, N.A., as administrative agent, and Bank of America, N.A., the Bank of Tokyo-Mitsubishi UFJ, Ltd., and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, or such alternative financing arrangements and agreements as shall have been agreed by EPC.

“Internal Reorganization” means all of the transactions, other than the Distribution, including the allocation and transfer or assignment of Assets and Liabilities and the creation and/or transfer of ownership interests of Business Entities, resulting in (i) EHP and its direct and indirect Subsidiaries owning and operating the EHP Business, and (ii) EPC and its direct and indirect Subsidiaries (other than EHP and EHP’s direct and indirect subsidiaries) owning and operating the EPC Business, as described in the Internal Reorganization Memorandum and as agreed by the parties hereto prior to the Distribution and as set forth in the Internal Reorganization Documents.

“Internal Reorganization Documents” means the documents and agreements pursuant to which the Internal Reorganization shall be implemented.

“Internal Reorganization Memorandum” means the document entitled “Spin-Off Transactions” delivered by EPC to EHP prior to the date of this Agreement.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Licensed EHP Information” means all information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data that, immediately after the Effective Time, is owned by an EHP Group Member, is in the possession or control of an EPC Group Member, and is related to the EPC Assets (including, for the avoidance of doubt, the EPC Intellectual Property), the EPC Liabilities, the EPC Business or the EPC Group Members; provided that “Licensed EHP Information” does not include Patents or Trademarks that are owned by an EHP Group Member immediately after the Effective Time, or any information that the EHP Group Member owner thereof would be prohibited from licensing to EPC under applicable Law, and provided further that in the event any Licensed EHP Information would also be Licensed EHP Other IP (under the definition of that term), such Licensed EHP Information shall be deemed to be Licensed EHP Other IP (and not Licensed EHP Information).

“Licensed EHP Other IP” means: (i) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (ii) software, data, databases and compilations of information; (iii) inventions (whether patentable or not), invention disclosures, shop rights, formulas, processes, developments, technology, designs, trade secrets and know-how; (iv) sales, marketing, advertising and promotional materials; and (v) rights of publicity and privacy, rights to personal information and moral rights that, immediately after the Effective Time, is owned by an EHP Group Member that, immediately prior to the Effective Time, was used or held for use in the EPC Business; provided that “Licensed EHP Other IP” does not include Patents or Trademarks that are owned by an EHP Group Member immediately after the Effective Time or any personal information that the EHP Group Member owner thereof would be prohibited from licensing to EPC under applicable Law.

“Licensed EPC Information” means all information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data that, immediately after the Effective Time, is owned by an EPC Group Member, is in the possession or control of an EHP Group Member, and is related to the EHP Assets (including, for the avoidance of doubt, the EHP Intellectual Property), the EHP Liabilities, the EHP Business or the EHP Group Members provided that “Licensed EPC Information” does not include Patents or Trademarks that are owned by an EPC Group Member immediately after the Effective Time, or any information that the EPC Group Member owner thereof would be prohibited from licensing to EHP under applicable Law, and provided further that in the event any Licensed EPC Information would also be Licensed EPC Other IP (under the definition of that term), such Licensed EPC Information shall be deemed to be Licensed EPC Other IP (and not Licensed EPC Information).

“Licensed EPC Other IP” means: (i) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (ii) software, data, databases and compilations of information; (iii) inventions (whether patentable or not), invention disclosures, shop rights, formulas, processes, developments, technology, designs, trade secrets and know-how; (iv) sales, marketing, advertising and promotional materials; and (v) rights of publicity and privacy, rights to personal information and moral rights that, immediately after the Effective Time, are owned by an EPC Group Member and, immediately prior to the Effective Time, were used or held for use in the EHP Business; provided that “Licensed EPC Other IP” does not include Patents or Trademarks that are owned by an EPC Group Member immediately after the Effective Time or any personal information that the EPC Group Member owner thereof would be prohibited from licensing to EHP under applicable Law.

“Managing Party” has the meaning set forth in Section 10.10(b).

“Missouri Courts” has the meaning set forth in Section 13.12.

“NEL Credit Facility” shall mean that certain senior unsecured revolving credit facility in such amount as shall have been agreed by EPC to be to be entered into prior to the Edgewell NEL Distribution and in connection with the Separation, by and among Edgewell NEL, as borrower, an administrative agent, certain arrangers and each of the financial institutions from time to time party thereto, on such terms and conditions as agreed by EPC, or such alternative financing arrangements and agreements with respect to Edgewell NEL as shall have been agreed by EPC.

“NEL Cash Distribution” has the meaning set forth in Section 3.02(f).

“Non-Custodial Party” has the meaning set forth in Section 7.04(b).

“Non-Managing Party” means, as between EHP and EPC, the Party that is not the Managing Party with respect to any Shared Liability.

“Non-US EHP Employee” means (i) any individual who as of immediately following the Effective Time is employed by a non-U.S. EHP Group Member, including active employees, employees on vacation or an approved leave of absence and (ii) any individual who, as of the Effective Time, (A) is not employed by EHP, EPC or any of their respective Group Members, (B) is a former employee of a Business Entity that, prior to the Effective Time, was a non-U.S. Subsidiary of EPC and (C) immediately prior to such employee’s separation from service, provided services primarily to the EHP Business, as compared to the EPC Business.

“Non-US EHP Benefit Plan” means (i) any Benefit Plan, sponsored, maintained or contributed to prior to the Effective Time primarily for the benefit of individuals of Non-US EHP Employees, as opposed to Non-US EPC Employees, including, without limitation, defined benefit retirement plans maintained in Hong Kong, and Indonesia, and defined contribution retirement plans maintained in Malaysia, Singapore and Korea (to avoid doubt, excluding any Non-US EPC Benefit Plan that is classified as such pursuant to clause (ii) of the definition thereof) and (ii) any Benefit Plan assumed or adopted by any non-U.S. EHP Group Member effective prior to or as of the Effective Time, as set forth on Schedule 1.1(aa).

“Non-US EPC Employee” means (i) any individual who as of immediately following the Effective Time is employed by a non-U.S. EPC Group Member, including active employees, employees on vacation or an approved leave of absence and (ii) any individual who, as of the Effective Time, (A) is not employed by EHP, EPC or any of their respective Group Members, (B) is a former employee of a Business Entity that, prior to the Effective Time, was a non-U.S. Subsidiary of EPC and (C) immediately prior to such employee’s separation from service, provided services primarily to the EPC Business, as compared to the EHP Business.

“Non-US EPC Benefit Plan” means (i) any Benefit Plan, sponsored, maintained or contributed to prior to the Effective Time primarily for the benefit of individuals who are Non-US EPC Employees, as opposed to Non-US EHP Employees, including, without limitation, the defined benefit retirement plan maintained in Japan (to avoid doubt, excluding any Non-US

EHP Benefit Plan that is classified as such pursuant to clause (ii) of the definition thereof) and (ii) any Benefit Plan assumed or adopted by any non-U.S. EPC Group Member effective prior to or as of the Effective Time, as set forth on Schedule 1.1(bb).

“Non-US Unallocated Employee” means and any individual who, as of the Effective Time, (i) is not employed by EHP, EPC or any of their respective Group Members, (ii) is a former employee of a Business Entity that, prior to the Effective Time, was a non-U.S. Subsidiary of EPC and (iii) is not a Non-US EHP Employee or a Non-US EPC Employee.

“Note Redemption” has the meaning set forth in Section 3.02.

“NYSE” means the New York Stock Exchange.

“Occurrence-Based Policies” has the meaning set forth in Section 8.04(a).

“Other Intellectual Property” means all rights, title or interest in, under or in respect of: (i) published and unpublished works of authorship and copyrights therein, and all applications, registrations, and renewals in connection therewith; (ii) software, data, databases and compilations of information; (iii) inventions (whether patentable or not), invention disclosures, shop rights, formulas, processes, developments, technology, designs, trade secrets and know-how; (iv) websites (including the layout, design and contents of the web pages and underlying codes); (v) sale, marketing, advertising and promotional materials; (vi) social media user names, identifiers and profiles, and rights in telephone numbers; (vii) rights of publicity and privacy, rights to personal information and moral rights; (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) that are in a Party’s or its Group Member’s possession or control; (ix) all rights pertaining to any of the foregoing arising under international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights and common law rights arising from the foregoing; provided that “Other Intellectual Property” does not include Patents or Trademarks.

“Other Party Mark” has the meaning set forth in Section 9.01(a).

“Party” means either party hereto, and “Parties” means both parties hereto.

“Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (iii) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents, design patents, registered industrial designs, and certificates of invention; (iv) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii); (v) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents; (vi) the right and power to assert, defend and recover title to any of the foregoing; and (vii) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing.

“Person” means any (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Predecessor” means an entity whose rights, interests, assets, obligations, liabilities and duties the current entity has assumed, either through acquisition, merger or by operation of law.

“Prime Rate” means the rate that Bloomberg displays as Prime Rate by Country United States at http://www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Private Placement Notes” shall mean those certain outstanding notes issued by EPC pursuant to each of the Note Purchase Agreement dated August 1, 2005, the Note Purchase Agreement dated July 6, 2006 and the Note Purchase Agreement dated October 15, 2007.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Group Members would be entitled to assert or have asserted a privilege or immunity, including the attorney-client privilege and attorney work product protection.

“Protected Party” has the meaning set forth in Section 10.02.

“Providing Party” has the meaning set forth in Section 7.01(a).

“Public Notes” shall mean those certain outstanding notes issued by EPC pursuant to the First Supplemental Indenture dated as of May 19, 2011 and the Second Supplemental Indenture dated as of May 24, 2012, to the Indenture dated as of May 19, 2011, each by and among EPC, the respective guarantor parties thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Record Date” means the close of business on the date to be determined by the EPC board of directors, or a duly authorized committee thereof, as the record date for determining the shareholders of EPC entitled to receive shares of EHP Common Stock in the Distribution, as determined in accordance with Section 5.03.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Records Facility” has the meaning set forth in Section 7.04(b).

“Representative” has the meaning set forth in Section 7.09(a).

“Requesting Party” has the meaning set forth in Section 7.01(a).

“Retained Information” has the meaning set forth in Section 7.04(a).

“Schedules” means the disclosure schedules attached hereto.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Reorganization, including the Contribution, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a Group Member of one Group and a Group Member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Shared Contract” means any contract or agreement of any member of either Group (a) that is set forth on Schedule 1.1(cc), or (b) (i) that relates to both the EPC Business and the EHP Business, (ii) that is not an EHP Contract or an EPC Contract and (iii) either (A) that the parties specifically intended to amend or divide, modify, partially assign or replicate (in whole or in part) the respective rights and obligations under and in respect of such contract or agreement prior to the Effective Time, but were not able to do so prior to the Effective Time, or (B) the existence of which either Party discovers prior to the date that is 18 months after the Distribution and had the Parties given specific consideration to such contract or agreement they would have amended or divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such contract or agreement.

“Shared Liability” means any of the following:

(a) any Liability relating to, arising out of or resulting from any Action by any Third Party, including any shareholder derivative action, asserted against any member of either Group directly based on any act or omission, or alleged act or omission, taken to effect the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements, other than any item included in clause (e) or (h) of the definition of “EPC Liabilities” or clause (e) or (h) of the definition of “EHP Liabilities”;

(b) any Liability relating to, arising out of or resulting from any shareholder derivative or securities class action (A) brought by any current or former equity security holder of Energizer Holdings, Inc. and (B) arising exclusively from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Distribution, irrespective of the facts alleged, but excluding any item included in clause (e) or (h) of the definition of “EPC Liabilities” or clause (e) or (h) of the definition of “EHP Liabilities”;

(c) any Liability relating to, arising out of or resulting from the Interim Credit Facility;

(d) any Liability relating to, arising out of or resulting from the Private Placement Notes and/or the Note Redemption;

(e) any Liability relating to, arising out of or resulting from that certain Third Amended and Restated Receivables Purchase Agreement dated as of May 4, 2009 by and among

EPC, the Subsidiaries thereof named as parties therein, the institutions named therein and party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent;

(f) any Liability relating to, arising out of resulting from the Existing Credit Agreement. “Existing Credit Agreement” means the Amended and Restated Revolving Credit Agreement dated as of May 6, 2011 among EPC, the institutions from time to time parties thereto as lenders and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent, Bank of America, N.A., and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as co-syndication agents and Citibank, N.A. and Suntrust Bank, as co-documentation agents; and

(g) any Liability relating to, arising out of or resulting from the employment, service, termination of employment or termination of service of any Non-US Unallocated Employee, and the respective dependents and beneficiaries of such Non-US Unallocated Employees, unless such Liability relates to a Benefit Plan and is specifically allocated pursuant to the definition of “Non-US EHP Benefit Plan” or “Non-US EPC Benefit Plan”.

Notwithstanding the foregoing, the Shared Liabilities shall not include any Liabilities governed by the TMA.

“Shared Policies” has the meaning set forth in Section 8.04(a).

“Shared Privileges” has the meaning set forth in Section 7.08(c).

“Soliciting Party” has the meaning set forth in Section 10.02.

“Spin-Off” means the Separation, including the Contribution and the Distribution.

“Stock Award Registration Statement” means the Registration Statement on Form S-8 or such other form or forms as may be appropriate, as amended and supplemented, including all documents incorporated by reference therein, to effect the registration under the Securities Act of shares of EHP Common Stock or other EHP securities subject to certain stock options, stock appreciation rights, restricted stock and restricted stock units or other arrangements granted to current and former officers, employees, directors and consultants of the EPC Group Members pursuant to the EMA.

“Stored Records” has the meaning set forth in Section 7.04(b).

“Stranded Subsidiary” has the meaning set forth in Section 2.01(g).

“Subsidiary” shall mean, with respect to any Person, any Business Entity of which such Person: (i) beneficially owns, either directly or indirectly, more than 50% of (A) the total combined voting power of all classes of voting securities of such Business Entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Surviving EHP Credit Support Instruments” has the meaning set forth in Section 3.01(b).

“Surviving EPC Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax Law” has the meaning set forth in the TMA.

“Tax Opinion” means one or more opinions of outside legal counsel or tax advisors regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

“Tax or Taxes” has the meaning set forth in the TMA.

“Tax Return” has the meaning set forth in the TMA.

“TLAs” means the Trademark License Agreement dated as of the date of this Agreement between EPC and Energizer Brands, LLC, a wholly owned subsidiary of EHP as of the Distribution and the Trademark License Agreement dated as of the date of this Agreement between EHP, on the one hand, and Edgewell Personal Care Brands LLC and Wilkinson Sword Gmbh, both wholly owned subsidiaries of EPC as of the Distribution, on the other hand.

“Third Party” means a Person that is not an EPC Group Member or an EHP Group Member.

“Third-Party Claim” means any assertion by a Third Party of any claim, or the commencement by any Third Party of any Action, against any EPC Group Member or EHP Group Member.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“TMA” means the Tax Matters Agreement to be entered into by and between EPC and EHP in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Trademarks” means (i) all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and all other source indicators, including all goodwill associated therewith, (ii) the right and power to assert, defend and recover title to any of the foregoing; (iii) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing, and (iv) all applications, registrations, renewals and common law rights in connection therewith.

“Transfer Documents” has the meaning set forth in Section 2.01(c).

“Transition Committee” has the meaning set forth in Section 3.03.

“TSA” means the Transition Services Agreement dated as of the date of this Agreement between EPC and EHP.

ARTICLE II

THE SEPARATION

Section 2.01 Transfer of Assets and Assumption of Liabilities.

(a) The Parties acknowledge that the Separation is intended to result in the EHP Group owning the EHP Assets and assuming the EHP Liabilities, and the EPC Group owning the EPC Assets and assuming the EPC Liabilities, as set forth below in this Article II and in the applicable Ancillary Agreements. Prior to the Distribution and subject to Section 2.01(g), Section 2.02 and Section 2.04, in accordance with the Internal Reorganization Memorandum, to the extent not previously effected prior to the date hereof pursuant to the Internal Reorganization and to the extent that the Internal Reorganization Documents do not otherwise provide:

(i) EPC shall, and shall cause any Business Entity that shall be an EPC Group Member as of or after the Effective Time to, contribute, assign, transfer, convey and deliver to EHP or a Business Entity designated by EHP that shall be an EHP Group Member as of or after the Effective Time, and EHP or such EHP designee shall accept from EPC and the applicable EPC Group Members, all of EPC’s and such EPC Group Members’ respective direct or indirect rights, title and interest in and to all of the EHP Assets held by EPC or an EPC Group Member, including all of the outstanding shares of capital stock or other ownership interests in the EHP Group Members (other than EHP), which shall result in EHP owning directly or indirectly all of the EHP Group Members (it being understood that if an EHP Asset shall be held by an EHP Group Member, unless otherwise contemplated by the Internal Reorganization Documents, such EHP Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such EHP Group Member to EHP or another EHP Group Member).

(ii) EHP or the applicable EHP Group Member(s) shall accept, assume and agree faithfully to perform, discharge and fulfill all of the EHP Liabilities held by EPC or any EPC Group Member, and EHP or the applicable EHP Group Member(s) shall be responsible for all of the EHP Liabilities in accordance with their respective terms (it being understood that if an EHP Liability shall be a liability of an EHP Group Member, unless otherwise contemplated by the Internal Reorganization Documents, such EHP Liability may be assumed for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such EHP Group Member by EHP or another EHP Group Member), without regard for the manner in which or circumstances under which such EHP Liabilities arose or against whom they are asserted. EHP or the applicable EHP Group Member(s) shall be responsible for all EHP Liabilities, regardless of when or where such EHP Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such EHP Liabilities are asserted or determined (including any such EHP Liabilities arising out of claims made by EPC’s or EHP’s respective Group Members or Affiliates or by Representatives of EPC or EHP or their respective Group Members or Affiliates against either Party or any of its Group Members or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether relating to, arising out of or resulting from or alleged to relate to, arise out of or result from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Group Members or Affiliates or any of their respective Representatives.

(iii) EPC and EHP shall cause EHP and any Business Entity that shall be an EHP Group Member as of or after the Effective Time to contribute, assign, transfer, convey and deliver to EPC or a Business Entity designated by EPC that shall be an EPC Group Member as of or after the Effective Time, and EPC or such EPC designee shall accept from EHP and the applicable EHP Group Members, all of EHP’s and such EHP Group Member’s respective direct or indirect rights, title and interest in and to all EPC Assets held by EHP or an EHP Group Member, including all of the outstanding shares of capital stock or other ownership interests in the EPC Group Members (other than EPC), which shall result in EPC owning directly or indirectly (other than through EHP or any EHP Group Member) all of the EPC Group Members (it being understood that if an EPC Asset shall be held by an EPC Group Member, unless otherwise contemplated by the Internal Reorganization Documents, such EPC Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such EPC Group Member to EPC or another EPC Group Member).

(iv) EPC or the applicable EPC Group Member(s) shall accept, assume and agree faithfully to perform, discharge and fulfill, all of the EPC Liabilities held by EHP or any EHP Group Member, and EPC or the applicable EPC Group Member(s) shall be responsible for all of the EPC Liabilities in accordance with their respective terms (it being understood that if an EPC Liability shall be a liability of an EPC Group Member, unless otherwise contemplated by the Internal Reorganization Documents, such EPC Liability may be assumed for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such EPC Group Member by EPC or another EPC Group Member), without regard for the manner in which or circumstances under which such EPC Liabilities arose or against whom they are asserted. EPC or the applicable EPC Group Member(s) shall be responsible for all EPC Liabilities, regardless of when or where such EPC Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such EPC Liabilities are asserted or determined (including any such EPC Liabilities arising out of claims made by EPC’s or EHP’s respective Group Members or Affiliates or by Representatives of EPC or EHP or their respective Group Members or Affiliates against either Party or any of its Group Members or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether relating to, arising out of or resulting from or alleged to relate to, arise out of or result from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Group Members or Affiliates or any of their respective Representatives.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the EHP Assets and the assumption of the EHP Liabilities in accordance with Section 2.01(a)(i) and Section 2.01(a)(ii): (i) EPC shall execute and deliver, and shall cause the other EPC Group Members to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of EPC’s and the other EPC Group Members’ (other than EHP and the other EHP Group Members) right, title and interest in and to the EHP Assets to EHP and the EHP Group Members, and (ii) EHP shall execute and deliver, and shall cause the other EHP Group Members to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the EHP Liabilities by EHP and the EHP Group Members. All of the foregoing documents contemplated by this Section 2.01(b) shall be referred to collectively herein as the “EPC Transfer Documents.”

(c) In furtherance of the assignment, transfer, conveyance and delivery of EPC Assets and the assumption of EPC Liabilities in accordance with Section 2.01(a)(iii) and Section 2.01(a)(iv): (i) EHP shall execute and deliver, and shall cause the other EHP Group Members to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of EHP’s and the other EHP Group Members’ right, title and interest in and to the EPC Assets to EPC and the EPC Group Members, and (ii) EPC shall execute and deliver, and shall cause the other EPC Group Members to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the EPC Liabilities by EPC and the EPC Group Members. All of the foregoing documents contemplated by this Section 2.01(c) shall be referred to collectively herein as the “EHP Transfer Documents” and, together with the EPC Transfer Documents, the “Transfer Documents.”

(d) Except to the extent otherwise contemplated by Section 2.02, in the event that it is discovered after the Effective Time that there was an omission of (i) the transfer or conveyance by EHP (or an EHP Group Member) or the acceptance or assumption by EPC (or an EPC Group Member) of any EPC Asset or EPC Liability, as the case may be, or (ii) the transfer or conveyance by EPC (or an EPC Group Member) or the acceptance or assumption by EHP (or an EHP Group Member) of any EHP Asset or EHP Liability, as the case may be, the Parties shall use commercially reasonable efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Effective Time, except as otherwise required by applicable Law.

(e) In the event that it is discovered after the Effective Time that there was (i) a transfer or conveyance by EHP (or an EHP Group Member) or the acceptance or assumption by EPC (or an EPC Group Member) of any EHP Asset or EHP Liability, as the case may be, or (ii) a transfer or conveyance by EPC (or an EPC Group Member) or the acceptance or assumption by EHP (or an EHP Group Member) of any EPC Asset or EPC Liability, as the case may be, the Parties shall use commercially reasonable efforts to promptly transfer or convey such Asset back to the transferring or conveying Party or to rescind any acceptance or assumption of such Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(e) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.

(f) The Parties acknowledge and agree that in connection with the Internal Reorganization, (i) certain trade receivables and trade payables existing as of the Effective Time that primarily relate to the EHP Business, as compared to the EPC Business, are, pursuant to the terms of the applicable Internal Reorganization Documents, being retained by an EPC Group

Member (the “EPC Retained Receivables” and the “EPC Retained Payables,” respectively), subject to such EPC Group Member’s obligation pursuant to such Internal Reorganization Documents to pay to the applicable EHP Group Member any amounts collected in respect of such receivables, and to pay to the applicable Third Parties any amounts owed in respect of such payables when and as due and payable and (ii) certain trade receivables and trade payables existing as of the Effective Time that primarily relate to the EPC Business, as compared to the EHP Business, are, pursuant to the terms of the applicable Internal Reorganization Documents, being retained by an EHP Group Member (the “EHP Retained Receivables” and the “EHP Retained Payables,” respectively), subject to such EHP Group Member’s obligation pursuant to such Internal Reorganization Documents, as and to the extent provided therein, to pay to the applicable EPC Group Member any amounts collected in respect of such receivables, and to pay to the applicable Third Parties any amounts owed in respect of such payables when and as due and payable. To avoid doubt, no such EPC Retained Receivables, EPC Retained Payables, EHP Retained Receivables or EHP Retained Payables shall be subject to Section 2.02.

(g) Schedule 2.01(g) sets forth a list of (i) certain Business Entities that, as of immediately prior to the Effective Time, are not conducting business operations but historically conducted the EHP Business and/or the EPC Business, (ii) certain Business Entities that, prior to the Effective Time, have conducted both the EHP Business and the EPC Business in the specified jurisdiction and that, following the Effective Time, will conduct only the EHP Business or the EPC Business (except for certain transitional wind-down activities as provided in the TSA) and (iii) certain Business Entities that, prior to the Effective Time, have conducted both the EHP Business and the EPC Business in the specified jurisdiction and that, following the Effective Time, will be wound-down and dissolved or liquidated as provided in the TSA (such Business Entities, collectively, the “Stationary Subsidiaries”). Notwithstanding any provision of this Agreement to the contrary: (A) to the extent that a Stationary Subsidiary has not been transferred to the EPC Group or the EHP Group as of the completion of the Internal Reorganization, it shall not be subject to Section 2.01(a) – (f) or Section 2.02 hereunder or otherwise required to be so transferred subsequent to the Effective Time and (B) to the extent that (x) any Liability that is an EHP Liability is held by a Stationary Subsidiary that is an EPC Group Member following the Effective Time and (y) any Liability that is an EPC Liability is held by a Stationery Subsidiary that is an EHP Group Member following the Effective Time, such Liability shall not be subject to Section 2.02 or Section 2.07 hereunder or otherwise required to be assumed by an EHP Group Member or an EPC Group Member, respectively, subsequent to the Effective Time; provided that such Liability shall for all other purposes of this Agreement retain its character as an EHP Liability or an EPC Liability, as applicable, for all purposes under this Agreement, including for purposes of Article VI hereunder.

Section 2.02 Delayed Transfers.

(a) Except as otherwise provided herein or in any Ancillary Agreement, to the extent that the transfer or assignment of any EHP Asset or EPC Asset, the assumption of any EHP Liability or EPC Liability, the Separation, or the Distribution requires any Consents, the Parties shall use their reasonable best efforts to obtain such Consents as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between EPC and EHP, neither EPC nor EHP shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain such Consents.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to EHP or another EHP Group Member or designee of any EHP Assets or the assumption by EHP or another EHP Group Member or designee of any EHP Liabilities would be a violation of applicable Law or requires a Consent that has not been obtained as of or prior to the Effective Time, or has otherwise not been completed prior to the Effective Time, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to EHP or the applicable EHP Group Member or designee of such EHP Assets or the assumption by EHP or the applicable EHP Group Member or designee of such EHP Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed, such Consent is obtained and/or the conditions the absence or non-satisfaction of which caused the deferral are satisfied or validly waived, as applicable (any such EHP Asset, a “Delayed EHP Asset” and any such EHP Liability, a “Delayed EHP Liability”). Notwithstanding the foregoing, any Delayed EHP Assets or Delayed EHP Liabilities shall continue to constitute EHP Assets or EHP Liabilities, respectively, for all other purposes of this Agreement.

(c) Except as otherwise provided herein or in any Ancillary Agreement, from and after the Effective Time, EPC shall, and shall cause the other EPC Group Members or designees to, hold on behalf of and for the benefit of EHP or, where applicable, another EHP Group Member or designee, all Delayed EHP Assets, and to pay, perform and discharge fully all Delayed EHP Liabilities. At the request of EPC, EHP or the applicable EHP Group Member or designee shall promptly (and in any event within 15 days of such request) (i) advance to EPC or an EPC Group Member the amount of any commercially reasonable payment to be made by EPC or such EPC Group Member in connection with the performance and discharge of such Delayed EHP Liabilities (including any Liabilities to the extent arising from such holding of any Delayed EHP Assets) or (ii) reimburse EPC or the applicable EPC Group Member for any such payment. Each such Delayed EHP Asset or Delayed EHP Liability shall be held by EPC or, where applicable, an EPC Group Member or designee for, insofar as reasonably practicable, the benefit and burden of EHP or the applicable EHP Group Member or designee. EPC shall, and shall cause its Group Members to, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed EHP Asset or Delayed EHP Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the EHP Group Member to whom such Delayed EHP Asset is to be transferred or assigned, or which will assume such Delayed EHP Liability, as the case may be, in order to place such EHP Group Member in a substantially similar position as if such Delayed EHP Asset or Delayed EHP Liability had been transferred, assigned or assumed as contemplated hereby and take such other actions as may be reasonably requested by the other Party or any of its Group Members in accordance with the provisions of this Agreement so that all the benefits and burdens relating to such Delayed EHP Asset and Delayed EHP Liability, including expenses, risk of loss, potential for gain and control of such Delayed EHP Asset and Delayed EHP Liability, shall inure from and after the Effective Time to EHP or the applicable EHP Group Members or designees, without recourse of any kind to EPC or any EPC Group Member or designee. Any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed EHP Asset or a Delayed EHP Liability shall be shared equally between the Parties.

(d) When and as the Parties agree and provided that, as of such agreed-upon time (x) the necessary Consents for each Delayed EHP Asset or Delayed EHP Liability shall have been obtained, (y) the conditions the absence or non-satisfaction of which caused the deferral have been satisfied or validly waived, and (z) the assumption by EHP or an EHP Group Member or designee of each Delayed EHP Asset or Delayed EHP Liability is not at such time a violation of applicable Law:

(i) EPC shall, and shall cause each other EPC Group Member to, contribute, assign, transfer, convey and deliver to EHP or such EHP Group Members or designees as EHP may determine, and EHP shall, and shall cause such EHP Group Members or designees to, accept from EPC and the EPC Group Members all of EPC’s and the other EPC Group Members’ respective rights, title and interest in and to such Delayed EHP Assets; and

(ii) EHP shall, and shall cause such other EHP Group Members or designees as EHP may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed EHP Liabilities, in accordance with their terms.

(e) If and to the extent that the valid, complete and perfected transfer or assignment to EPC or another EPC Group Member or designee of any EPC Assets or the assumption by EPC or another EPC Group Member or designee of any EPC Liabilities would be a violation of applicable Law or require a Consent that has not been obtained as of or prior to the Effective Time, or has otherwise not been completed prior to the Effective Time, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to EPC or the applicable EPC Group Member or designee of such EPC Assets or the assumption by EPC or the applicable EPC Group Member or designee of such EPC Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed, such Consent is obtained and/or the conditions the absence or non-satisfaction of which caused the deferral are satisfied or validly waived, as applicable (any such EPC Asset, a “Delayed EPC Asset” and any such EPC Liability, a “Delayed EPC Liability”). Notwithstanding the foregoing, any Delayed EPC Assets or Delayed EPC Liabilities shall continue to constitute EPC Assets or EPC Liabilities, respectively, for all other purposes of this Agreement.

(f) Except as otherwise provided herein or in any Ancillary Agreement, from and after the Effective Time, EHP shall, and shall cause the other EHP Group Members or designees to, hold on behalf of and for the benefit of EPC or, where applicable, an EPC Group Member or designee, all Delayed EPC Assets, and to pay, perform and discharge fully all Delayed EPC Liabilities. At the request of EHP, EPC or the applicable EPC Group Member or designee shall promptly (and in any event within 15 days of such request) (i) advance to EHP or an EHP Group Member the amount of any commercially reasonable payment to be made by EHP or such EHP Group Member in connection with the performance and discharge of such Delayed EPC Liabilities (including any Liabilities to the extent arising from such holding of any Delayed EPC Assets) or (ii) reimburse EHP or the applicable EHP Group Member for any such payment. Each such Delayed EPC Asset or Delayed EPC Liability shall be held by EHP or, where applicable, an EHP Group Member or designee for, insofar as reasonably practicable, the benefit and burden of EPC or the applicable EPC Group Member or designee. EHP shall, and shall cause their respective Group Members to, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed EPC Asset or Delayed EPC Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the EPC Group Member to whom such Delayed EPC Asset is to be transferred or assigned, or which will assume such Delayed EHP Liability, as the case may be, in order to place such EPC Group Member in a substantially similar position as if such Delayed EPC Asset or Delayed EPC Liability had been transferred, assigned or assumed as contemplated hereby and take such other actions as may be reasonably requested by the other Party or any of its Group Members in accordance with the provisions of this Agreement so that all the benefits and burdens relating to such Delayed EPC Asset and Delayed EPC Liability, including expenses, risk of loss, potential for gain and control of such Delayed EPC Asset and Delayed EPC Liability, shall inure from and after the Effective Time to EPC or the applicable EPC Group Members or designees, without recourse of any kind to EHP or any EHP Group Member or designee. Any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed EPC Asset or a Delayed EPC Liability shall be shared equally between the Parties.

(g) When and as the Parties agree and provided that, as of such agreed-upon time (x) the necessary Consents for each Delayed EPC Asset or Delayed EPC Liability shall have been obtained, (y) the conditions the absence or non-satisfaction of which caused the deferral have been satisfied or validly waived, and (z) the assumption by EPC or an EPC Group Member or designee of each Delayed EPC Asset or Delayed EPC Liability is not at such time a violation of applicable Law:

(i) EHP shall, and shall cause each EHP Group Member to, contribute, assign, transfer, convey and deliver to EPC or such other EPC Group Members or designees as EPC may determine, and EPC shall, and shall cause such other EPC Group Members or designees to, accept from EHP and the other EHP Group Members all of EHP’s and the other EHP Group Members’ respective rights, title and interest in and to such Delayed EPC Assets; and

(ii) EPC shall, and shall cause such other EPC Group Members or designees as EPC may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed EPC Liabilities, in accordance with their terms.

Section 2.03 Certain Matters Governed Exclusively by Ancillary Agreements. Each of EPC and EHP agrees on behalf of itself and its Group Members that, except as explicitly provided in this Agreement or any Ancillary Agreement, (i) the TMA shall exclusively govern all matters relating to Taxes between such parties (including the control of Tax related proceedings), (ii) the EMA shall exclusively govern the allocation of Assets and Liabilities related to the employee and employee benefits-related matters described therein, including the existing equity plans with respect to employees and former employees of Group Members of both the EPC Group and the EHP Group (it being understood that any such Assets and Liabilities, as allocated pursuant to the EMA, shall constitute EHP Assets, EHP Liabilities, EPC Assets or EPC Liabilities, as applicable, hereunder and shall be subject to Article VI hereof), (iii) the TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution, and (iv) the TLAs shall exclusively govern all matters relating to the licenses granted thereunder. In the case of any conflict between this Agreement and the referenced agreements in relation to any matters addressed by the referenced agreements, the referenced agreements shall control.

Section 2.04 Termination of Agreements.

(a) Except as set forth in Section 2.04(b) or as otherwise provided in the Internal Reorganization Documents, in furtherance of the releases and other provisions of Section 6.01, effective as of immediately prior to the Effective Time, EHP and each other EHP Group Member, on the one hand, and EPC and each other EPC Group Member, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written, entered into prior to the Effective Time, exclusively by and among EHP Group Members and EPC Group Members and as to which there are no Third Parties (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”); provided that the provisions of this Section 2.04(a) shall not terminate any rights or obligations (i) between or among EPC and any of the EPC Group Members; or (ii) between or among EHP and any of the EHP Group Members. No such terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of their respective Group Members, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.04(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof): (i) the Intercompany Agreements and Intercompany Accounts listed or described on Schedule 2.04(b); (ii) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other Group Member of its Group); (iii) any Intercompany Agreements or Intercompany Accounts to which any Third Party is a party; (iv) any Intercompany Agreement to which any non-wholly owned Subsidiary of EHP or EPC, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (v) any Shared Contracts; (vi) any Intercompany Accounts or Agreements that have been entered into in the ordinary course of business on an arm’s-length basis for the provision of services or other commercial arrangements, including outstanding operational intercompany trade receivables or payables incurred on such basis; (vii) any Intercompany Agreements or Intercompany Accounts which, prior to the Effective Time, duly authorized representatives of EPC and EHP determine are to be settled, capitalized, assigned or assumed by EHP or one or more EHP Group Members, or EPC or one or more EPC Group Members; and (viii) any other Intercompany Agreements that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Time. To the extent that the rights and obligations of EPC or another EPC Group Member under any agreements, arrangements, commitments or understandings not terminated under this Section 2.04(b) constitute EHP Assets or EHP Liabilities, they shall be assigned or assumed by EHP or the applicable EHP Group Member or designee pursuant to this Agreement. To the extent that the rights and obligations of EHP or another EHP Group Member under any agreements, arrangements, commitments or understandings not terminated under this Section 2.04(b) constitute EPC Assets or EPC Liabilities, they shall be assigned or assumed by EPC or the applicable EPC Group Member or designee pursuant to this Agreement.

Section 2.05 Shared Contracts.

(a) The Parties shall, and shall cause their respective Group Members to, use their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with the Third Party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) an EHP Group Member is the beneficiary of the rights and is responsible for the Liabilities related to that portion of such Shared Contract relating to the EHP Business (the “EHP Portion”), which rights shall be an EHP Asset and which obligations shall be an EHP Liability and (ii) an EPC Group Member is the beneficiary of the rights and is responsible for the Liabilities related to such Shared Contract not relating to the EHP Business (the “EPC Portion”), which rights shall be an EPC Asset and which obligations shall be an EPC Liability; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled). If the Parties, or their respective Group Members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Effective Time as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group Members to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) and cooperate in any lawful arrangement to provide that, following the Effective Time and until the earlier of two years after the Distribution Date and such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, (A) the Assets associated with that the EHP Portion of such Shared Contract shall be enjoyed by EHP or another EHP Group Member; (B) the Liabilities associated with the EHP Portion of such Shared Contract shall borne by EHP or another EHP Group Member; (C) the Assets associated with the EPC Portion of such Shared Contract shall be enjoyed by EPC or another EPC Group Member; and (D) the Liabilities associated with the EPC Portion of such Shared Contract shall be borne by EPC or another EPC Group Member.

(b) Each of EPC and EHP shall, and shall cause its Group Members to, (i) treat for all relevant Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such party, or its subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.05 shall require any member of any Group to make any non-de minimis payment (except for payment obligations under the applicable Shared Contract, or to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis material for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.05.

Section 2.06 Bank Accounts; Checks.

(a) EPC and EHP each agrees to take, or cause their respective Group Members to take, prior to the Effective Time, all actions necessary to amend all EHP Contracts governing each bank and brokerage account owned by EHP or another EHP Group Member (collectively, the “EHP Accounts”), so that such EHP Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by EPC or another EPC Group Member (collectively, the “EPC Accounts”) are de-linked from the EPC Accounts effective at or prior to the Effective Time.

(b) With respect to any outstanding checks issued by EPC, EHP, or any of their respective Group Members prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the Person owning the account on which the check is drawn.

(c) As between EPC and EHP (and their respective Group Members) all payments and reimbursements received after the Effective Time by either Party (or any of its respective Group Members) in respect or satisfaction of a business, Asset or Liability of the other Party (or any of its respective Group Members), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, as promptly as commercially practicable or as otherwise agreed between the Parties, upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause its applicable Group Member to pay over, to the other Party the amount of such payment or reimbursement.

Section 2.07 Novation of Liabilities; Release of Guarantees.

(a) Novation of EHP Liabilities.

(i) Each of EPC and EHP, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all EHP Liabilities and obtain in writing the unconditional release of EPC and each other EPC Group Member that is a party to any such arrangements, so that, in any such case, EHP and the designated EHP Group Members shall be solely responsible for such EHP Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or the Ancillary Agreements, neither EPC nor EHP (nor any of their respective Group Members) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If EPC or EHP is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, EPC or the applicable EPC Group Member shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, EHP shall, as agent or subcontractor for EPC or such EPC Group Member, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of EPC or such EPC Group Member, as the case may be, that constitute EHP Liabilities thereunder from and after the Effective Time. EPC shall cause each EPC Group Member without further consideration, to pay and remit, or cause to be paid or remitted, to EHP, promptly all money, rights and other consideration received by it or another EPC Group Member in respect of EHP’s performance as agent or subcontractor for EPC or such EPC Group Member, as the case may be, with respect to such Liabilities of EPC or the applicable EPC Group Member (unless any such consideration is an EPC Asset). If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, EPC or the applicable EPC Group Member shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of EPC or an EPC Group Member to EHP or its designated EHP Group Member without payment of further consideration and EHP or such EHP Group Member shall, without the payment of any further consideration, assume such obligations.

(b) Novation of EPC Liabilities.

(i) Each of EPC and EHP, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all EPC Liabilities and obtain in writing the unconditional release of EHP and each other EHP Group Member that is a party to any such arrangements, so that, in any such case, EPC and the designated EPC Group Member shall be solely responsible for such EPC Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or the Ancillary Agreements, neither EPC nor EHP (nor any of their respective Group Members) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If EPC or EHP is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, EHP or the applicable EHP Group Member shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, EPC shall, as agent or subcontractor for EHP or such EHP Group Member, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of EHP or such EHP Group Member, as the case may be, that constitute EPC Liabilities, thereunder from and after the Effective Time. EHP shall cause each EHP Group Member without further consideration, to pay and remit, or cause to be paid or remitted, to EPC, promptly all money, rights and other consideration received by it or an EHP Group Member in respect of EPC’s performance as agent or subcontractor for EHP or such EHP Group Member, as the case may be, with respect to such Liabilities of EHP or the applicable EHP Group Member (unless any such consideration is an EHP Asset). If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, EHP or the applicable EHP Group Member shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of EHP or an EHP Group Member to

EPC or its designated EPC Group Member without payment of further consideration and EPC or such EPC Group Member shall, without the payment of any further consideration, assume such obligations.

Section 2.08 Provision of Corporate Records.

(a) Without limitation of the Parties’ rights and obligations pursuant to Article VII, prior to or as promptly as reasonably practicable after the Effective Time, EPC shall deliver to EHP all corporate books and records of the EHP Group Members in its or its Group Members’ possession or control that are EHP Assets.

(b) Without limitation of the Parties’ rights and obligations pursuant to Article VII, prior to or as promptly as reasonably practicable after the Effective Time, EHP shall deliver to EPC all corporate books and records of the EPC Group Members in its or its Group Members’ possession or control that are EPC Assets.

Section 2.09 Disclaimer of Representations and Warranties.

(a) EACH OF EPC (ON BEHALF OF ITSELF AND EACH EPC GROUP MEMBER) AND EHP (ON BEHALF OF ITSELF AND EACH EHP GROUP MEMBER) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS: (X) REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, LICENSED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OR PRESENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS OR ANY OTHER ANCILLARY AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS OR SUCH OTHER ANCILLARY AGREEMENTS; OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF CONDITION, QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, SUCH ASSETS, OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY PATENTS, TRADEMARKS, OR OTHER INTELLECTUAL

PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS AND WITH ALL FAULTS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES OR LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT OR ANY OTHER ANCILLARY AGREEMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH. EACH OF EPC (ON BEHALF OF ITSELF AND EACH EPC GROUP MEMBER) AND EHP (ON BEHALF OF ITSELF AND EACH EHP GROUP MEMBER) HEREBY NEGATES ANY RIGHTS OF THE OTHER PARTY AND ITS GROUP MEMBERS UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY SUCH OTHER PARTY FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE PARTIES HERETO THAT ALL BUSINESSES, ASSETS, LIABILITIES AND BUSINESS ENTITIES TRANSFERRED HEREUNDER ARE TO BE ACCEPTED BY THE APPLICABLE RECEIVING PARTY HEREUNDER IN THEIR PRESENT CONDITION.

(b) Each of EPC (on behalf of itself and each EPC Group Member) and EHP (on behalf of itself and each of EHP Group Member) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.09(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both EPC or any other EPC Group Members, on the one hand, and EHP or any other EHP Group members, on the other hand, are jointly or severally liable for any EHP Liability or any EPC Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Group Members, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Group Members.

(c) EHP hereby waives compliance by itself and each and every other EHP Group Member with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the EHP Assets to EHP or another EHP Group Member.

(d) EPC hereby waives compliance by itself and each and every other EPC Group Member with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any and all of the EPC Assets to EPC or an EPC Group Member.

ARTICLE III

CREDIT SUPPORT INSTRUMENTS; FINANCING ARRANGEMENTS

Section 3.01 Replacement of Credit Support.

(a) EPC and EHP shall use commercially reasonable efforts to arrange, effective at or prior to the Effective Time, the release and/or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through EPC or any other EPC Group Member for the benefit of EHP or any other EHP Group Member (“EPC Credit Support Instruments”), with alternate arrangements that do not require any credit support from EPC or any other EPC Group Member, and shall use commercially reasonable efforts to obtain from the beneficiaries of such Credit Support Instruments written releases indicating that EPC or such other EPC Group Member will, effective as of the Effective Time, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to EPC.

(b) EPC and EHP shall use commercially reasonable efforts to arrange, effective at or prior to the Effective Time, the release and/or replacement of all Credit Support Instruments provided by EHP or any other EHP Group Member for the benefit of EPC or any other EPC Group Member (the “EHP Credit Support Instruments”) with alternate arrangements that do not require any credit support from EHP or any other EHP Group Member, and shall use commercially reasonable efforts to obtain from the beneficiaries of such Credit Support Instruments written releases indicating that EHP or such other EHP Group Member will, effective as of the Effective Time, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to EHP.

(c) To the extent required to obtain a release with respect to:

(i) Any EPC Credit Support Instrument, EHP shall execute a Credit Support Instrument in the form of the existing EPC Credit Support Instrument or such other form as is agreed to by the relevant parties to such Credit Support Instrument, which shall include the removal of any Security Interest on or in any EPC Asset that may serve as collateral or security under the terms of such EPC Credit Support Instrument, except to the extent that such existing EPC Credit Support Instrument contains representations, covenants or other terms or provisions either with which EHP (A) would be reasonably unable to comply or (B) would not reasonably be able to avoid breaching; and

(ii) Any EHP Credit Support Instrument, EPC shall execute a Credit Support Instrument in the form of the existing EHP Credit Support Instrument or such other form as is agreed to by the relevant parties to such Credit Support Instrument, which shall include the removal of any Security Interest on or in any EHP Asset that may serve as collateral or security under the terms of such EHP Credit Support Instrument, except to the extent that such existing EHP Credit Support Instrument contains representations, covenants or other terms or provisions either with which EPC (A) would be reasonably unable to comply or (B) would not reasonably be able to avoid breaching.

(d) Until any required replacement, removal and/or release of a Credit Support Instrument as set forth in clauses (a) and (b) of this Section 3.01(d) has been obtained (i) the Party or its relevant Group Member for whose benefit the Credit Support Instrument has been provided shall indemnify and hold harmless the Party which has provided (or whose Group Member has provided) such Credit Support Instrument against or from any Liability arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Group Members, as agent or subcontractor for such provider, to pay, perform and discharge fully all the obligations or other Liabilities of such provider thereunder; and (ii) each of EPC and EHP, on behalf of themselves and their respective Group Members, agree not to renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or such Party’s Group Member is or may be liable pursuant to or in connection with such Credit Support Instrument unless all obligations of such other Party and the Group Members of such other Party with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

(e) EPC and EHP shall provide each other with written notice of the existence of all Credit Support Instruments a reasonable period prior to the Effective Time.

Section 3.02 Credit Facilities; Financing Arrangements; EHP Cash Distribution; EHP Cash.

(a) Interim Credit Facility. Prior to the Effective Time (to the extent not previously effected prior to the date hereof), EPC shall enter into the Interim Credit Facility and the proceeds of the Interim Credit Facility shall be used to (i) fund the redemption of the Private Placement Notes in accordance with the terms thereof (the “Note Redemption”) and (ii) fund the prepayment of other indebtedness and the payments of certain other expenses relating to the EPC Credit Facility, the EHP Credit Facility and the EHP Financing Arrangements.

(b) EPC Credit Facility. Prior to the Effective Time (to the extent not previously effected prior to the date hereof), EPC shall enter into the EPC Credit Facility.

(c) EHP Financing Arrangements. Prior to the Effective Time (to the extent not previously effected prior to the date hereof), the EHP Financing Arrangements shall have been consummated.

(d) NEL Credit Facility. Prior to the distribution by EII to EBC of all the outstanding interests in Edgewell Personal Care Netherlands BV (“Edgewell NEL” and such distribution, the “Edgewell NEL Distribution”), Edgewell NEL shall enter into the NEL Credit Facility.

(e) EHP Cash Distribution. Prior to the Effective Time, in connection with the Separation, the Contribution and Distribution, and in partial consideration for the assets to be transferred to EHP pursuant to the Contribution, EHP shall transfer to EPC a portion of the proceeds from the EHP Financing Arrangements (in an amount equal to $1,000,000,000) (the “EHP Cash Distribution”). EPC shall hold the proceeds of the EHP Cash Distribution in a segregated bank account and, as promptly as practicable following the receipt of the EHP Cash Distribution

(and in any event within 12 months following the Distribution), pursuant to the Internal Reorganization and Internal Reorganization Documents, EPC shall use the proceeds from the EHP Cash Distribution to make payments to third-party creditors or shareholders of EPC.

(f) NEL Cash Distribution. Prior to the effective time of the Edgewell NEL Distribution, in partial consideration for the assets to be transferred to Edgewell NEL pursuant to the Internal Reorganization and the Internal Reorganization Documents, Edgewell NEL shall transfer to EII, the proceeds of the NEL Credit Facility (in an amount equal to $[250,000,000]) (the “NEL Cash Distribution”). The proceeds of the NEL Cash Distribution shall be transferred by EII to EBC as a distribution and by EBC to EPC as a distribution or in partial repayment of certain notes payable by EBC to EPC. EPC shall hold the proceeds of the NEL Cash Distribution in a segregated bank account and, as promptly as practicable following the receipt of the NEL Cash Distribution (and in any event within 12 months following the NEL Cash Distribution), pursuant to the Internal Reorganization and Internal Reorganization Documents, EPC shall use the proceeds from the NEL Cash Distribution to make payments to third-party creditors or shareholders of EPC.

(g) Prior to the Effective Time, EHP and EPC shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Interim Credit Facility, the EPC Credit Facility, the EHP Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under the Interim Credit Facility, the EPC Credit Facility, the NEL Credit Facility or any of the EHP Financing Arrangements. EPC agrees to take all necessary actions to assure the full release and discharge of EHP and the EHP Group Members from all obligations (including any guarantees) under the Public Notes and the NEL Credit Facility as of no later than the Effective Time.

(h) As of immediately prior to the Effective Time, EHP and the EHP Group Members will have a minimum Cash balance of approximately Three Hundred Million Dollars ($300,000,000) in the aggregate. This intended amount may be subject to increase or decrease depending on foreign currency fluctuations and other adjustments deemed appropriate by the parties.

Section 3.03 Transition Committee. Prior to or after the Effective Time, the Parties may establish a transition committee (the “Transition Committee”) consisting of an equal number of members from EPC and EHP. To the extent determined by the Parties, the Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in this Agreement or any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 3.03, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in Article XI to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE IV

ACTIONS PENDING THE DISTRIBUTION

Section 4.01 Actions Prior to the Distribution. Prior to the Effective Time and subject to the to the terms and conditions set forth herein, including those specified in Section 4.02, and subject to Section 5.03, EPC and EHP shall take, or cause to be taken, the actions specified in this Section 4.01.

(a) EPC shall, as soon as is reasonably practicable after the Registration Statement is declared effective under the Exchange Act and the EPC board of directors has approved the Distribution, mail the Information Statement to the Record Holders.

(b) EHP shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(c) EPC and EHP shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) EHP shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the EHP Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of Distribution.

(e) The individuals listed in the Information Statement as members of the EHP board of directors who will join the board at or prior to the Effective Time shall have been duly elected or appointed as such, effective prior to or as of the Effective Time, and such individuals shall be the members of the EHP board of directors as of the Effective Time, and the individuals listed as officers of EHP in the Information Statement shall have been duly elected or appointed to hold such positions set forth in the Form 10, effective prior to or as the Effective Time; provided, however, that to the extent required by any Law or requirement of the NYSE or any other national securities exchange, as applicable, one or more independent director(s) shall be appointed by the existing board of directors of EHP and begin their respective term(s) prior to the Effective Time and shall serve on EHP’s audit committee, finance and oversight committee and nominating and executive compensation committee.

(f) (i) EPC shall deliver or cause to be delivered to EHP resignations from EHP positions, effective as of the Effective Time, of each individual who will be an employee of any EPC Group Member after the Effective Time and who is an officer or director of any EHP

Group Member immediately prior to the Effective Time and (ii) EHP shall deliver or cause to be delivered to EPC resignations from EPC positions, effective as of the Effective Time, of each individual who will be an employee of any EHP Group Member after the Effective Time and who is an officer or director of any EPC Group Member immediately prior to the Effective Time, except, in the case of each of (i) and (ii), as set forth on Schedule 4.01(f).

(g) EPC and EHP shall take all actions as may be necessary or appropriate so that, immediately prior to the Effective Time, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of EHP, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(h) EPC shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(i) EPC shall, to the extent possible, give the NYSE not less than 10 days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act, and the applicable rules and regulations of the NYSE.

(j) EPC and EHP shall take all actions as may be necessary or appropriate to approve the stock-based employee benefit plans of EHP (and the grants of adjusted awards over EPC stock by EPC and of awards over EHP stock by EHP) in order to satisfy the requirements of Rule 16b-3 under the Exchange Act, Section 162(m) of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations of the NYSE.

(k) EPC and EHP shall, subject to Section 5.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Distribution on the Distribution Date.

Section 4.02 Conditions Precedent to Consummation of the Distribution. In addition to EPC’s rights under Section 5.03, the Distribution shall not occur unless each of the following conditions shall have been satisfied (or waived by EPC, in whole or in part, in its sole and absolute discretion):

(a) This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of EPC in accordance with applicable Law and the Articles of Incorporation and Amended and Restated Bylaws of EPC.

(b) The Internal Reorganization shall have been completed and the transfer of (i) the EHP Assets (other than any Delayed EHP Asset) and EHP Liabilities (other than any Delayed EHP Liability) contemplated to be transferred from EPC to EHP and (ii) the EPC Assets (other than any Delayed EPC Asset) and EPC Liabilities (other than any Delayed EPC Liability) contemplated to be transferred from EHP to EPC, in each case, on or prior to the Distribution Date shall have occurred as contemplated by Article II.

(c) The Parties shall have executed and delivered or, where applicable, shall have caused their respective Group Members to execute and deliver, the Ancillary Agreements that are contemplated by this Agreement to be executed and delivered on or prior to the Effective Time.

(d) The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

(e) The EHP Common Stock to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of Distribution.

(f) EPC shall have received the Tax Opinion(s), in form and substance satisfactory to EPC in its sole and absolute discretion, which Tax Opinion(s) shall not have been withdrawn or rescinded, regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

(g) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement.

(h) No other events or developments shall have occurred or exist that, in the judgment of the board of directors of EPC, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated by this Agreement or any Ancillary Agreement;

(i) The actions set forth in Section 4.01 shall have been completed.

(j) EPC and EHP shall have received all Governmental Approvals and all Consents necessary to effect the Distribution and the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement, and to permit the operation of the EPC Business and the EHP Business after the Distribution Date, and such Governmental Approvals and Consents shall be in full force and effect.

(k) The Distribution shall not violate or result in a breach of applicable Law or any material contract of any Party.

(l) The Note Redemption shall have been completed.

(m) EPC shall have received the proceeds of the EHP Cash Distribution.

(n) The EPC Credit Facility, the EHP Financing Arrangements, and the NEL Credit Facility shall have been consummated.

(o) EPC shall be satisfied in its sole and absolute discretion that as of the Effective Time, neither EPC nor any EPC Group Member shall have any further liability under any of the EHP Financing Arrangements.

(p) EPC’s board of directors shall have received one or more written opinions from an outside financial advisor, in each case, that is in form and substance acceptable to EPC’s board of directors in its sole and absolute discretion, as to the solvency of EPC and EHP.

The foregoing conditions are for the sole benefit of EPC and not for the benefit of any other Person and shall not give rise to or create any duty on the part of EPC or EPC’s board of directors to waive or not waive any such condition or in any way limit the right of EPC to terminate this Agreement as set forth in Article XII or alter the consequences of any such termination from those specified in such Article. Any determination made by the EPC board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive and binding on the Parties.

ARTICLE V

THE DISTRIBUTION

Section 5.01 The Distribution.

(a) EHP shall cooperate with EPC to accomplish the Distribution and shall, at the direction of EPC, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. EPC shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for EPC. EPC or EHP, as the case may be, will provide, or cause its applicable Group Member(s) to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement:

(i) after completion of the Internal Reorganization and on or prior to the Distribution Date, for the benefit of and distribution to the holders of record of issued and outstanding shares of EPC Common Stock as of the close of business on the Record Date (“Record Holders”), EPC will deliver to the Agent all of the issued and outstanding shares of EHP Common Stock then owned by EPC and book-entry authorizations for such shares;

(ii) EPC shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form: (A) the number of whole shares of EHP Common Stock to which such Record Holder is entitled based on the Distribution Ratio; and (B) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 5.02;

(iii) The Distribution shall be effective at 12:01 a.m. New York City time on the Distribution Date (the “Effective Time”).

(iv) On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of EHP Common Stock that have been registered in book-entry form in the name of such Record Holder.

(v) EHP agrees to provide all book-entry transfer authorizations for shares of EHP Common Stock that EPC or the Agent shall require (after giving effect to Section 5.02) in order to effect the Distribution.

(c) Each share of EHP Common Stock distributed in the Distribution shall be validly issued, fully paid and nonassessable and free of preemptive rights.

Section 5.02 Fractional Shares.

(a) Notwithstanding anything herein to the contrary, no fractional shares of EHP Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of EHP. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 5.02, would be entitled to receive a fractional share interest of EHP Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. The Agent and EPC shall, as soon as practicable after the Effective Time, (i) determine the number of whole shares and fractional shares of EHP Common Stock allocable to each Record Holder or beneficial owner of EPC Common Stock as of the close of business on the Record Date, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of such Record Holders or beneficial owners who would otherwise be entitled to fractional share interests and (iii) distribute to each such Record Holder, or for the benefit of such beneficial owner, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of EHP Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of EPC or EHP. Neither EPC nor EHP will pay any interest on the proceeds from the sale of fractional shares.

(b) Any EHP Common Stock or Cash in lieu of fractional shares with respect to EHP Common Stock that remain unclaimed by any Record Holder or beneficial owner 180 days after the Effective Time shall be delivered to EHP, EHP shall hold such EHP Common Stock for the account of such Record Holder or beneficial owner and the Parties agree that all obligations to provide such EHP Common Stock and Cash, if any, in lieu of fractional share interests shall be obligations of EHP, subject in each case to applicable escheat or other abandoned property Laws, and EPC shall have no Liability with respect thereto.

Section 5.03 Sole Discretion of EPC. EPC shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution and the Separation, including the form, structure and terms of any transactions and/or offerings to effect the

Distribution and the Separation and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, EPC may at any time and from time to time until the Distribution decide to abandon the Distribution or the Separation, or modify or change the terms of the Distribution or the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or the Separation. Nothing shall in any way limit EPC’s right to terminate this Agreement or the Distribution as set forth in Article XII or alter the consequences of any such termination from those specified in Article XII.

ARTICLE VI

MUTUAL RELEASES; INDEMNIFICATION

Section 6.01 Release of Pre-Distribution Claims.

(a) Except as provided in Section 6.01(c) and Section 6.01(d), effective as of the Effective Time, EHP does hereby, for itself and each other EHP Group Member, their respective Affiliates, Predecessors, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any EHP Group Member (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge (x) EPC and the other EPC Group Members, their respective Affiliates, Predecessors, successors and assigns, (y) all Persons who at any time are or have been shareholders, directors, officers, agents or employees of any EPC Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such) and (z) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of any EHP Group Member (in each case, in their respective capacities as such) and who are not, as of immediately following the Effective Time, directors, officers, agents or employees of EHP or an EHP Group Member, in each case from:

(i) all EHP Liabilities; and

(ii) all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions, facts or circumstances existing or alleged to have existed at or prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(b) Except as provided in Section 6.01(c) and Section 6.01(e), effective as of the Effective Time, EPC does hereby, for itself and each other EPC Group Member, their respective Affiliates, Predecessors, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any EPC Group Member (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge (x) EHP and the other EHP Group Members, their respective Affiliates, Predecessors, successors and assigns, (y) all Persons who at any time are or have been shareholders, directors, officers, agents or employees of any EHP Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such) and (z) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of any EHP Group Member (in each case, in their respective capacities as such) and who are, as of immediately following the Effective Time, directors, officers, agents or employees of EHP or an EHP Group Member, in each case from:

(i) all EPC Liabilities; and

(ii) all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions, facts or circumstances existing or alleged to have existed at or prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c) Nothing contained in Section 6.01(a) or Section 6.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement that is specified in Section 2.04(b) not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or Section 6.01(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any EPC Group Member(s) or EHP Group Member(s) that is specified in Section 2.04(b) as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.04(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by Section 6.02 or Section 6.03 of this Agreement, as applicable, or the appropriate provision of such Ancillary Agreement, as applicable;

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.01; provided, that the Parties agree not to bring suit or permit any of their Group Members to bring suit against any Person with respect to any Liability to the extent that such Person would be released by this Section 6.01 but for the provisions of this clause (v); or

(vi) any Liability for which either Party is entitled to, and actually receives, indemnification from a Third Party to the extent that assignment, release or discharge of such Liability pursuant to Section 6.01(a) or Section 6.01(b) would cause such Third Party indemnity obligations to be terminated.

In addition, nothing contained in Section 6.01 shall release any Group Member from honoring its obligations existing immediately prior to the Effective Time to indemnify, or advance expenses to, any Person who was a director, officer or employee of such Group Member at or prior to the Effective Time, to the extent such Person was entitled in such capacity to such indemnification or advancement of expenses pursuant to obligations existing immediately prior to the Effective Time; provided, that if a director, officer or employee receives indemnification payments from EPC (or any EPC Group Member) or EHP (or any EHP Group Member), as the case may be, with respect to a particular Liability for which such Person is entitled to indemnification, such Person shall not be entitled to receive indemnification payments from the other Party (or any member of such Party’s Group) with respect to the same Liability to the extent of the indemnification payments previously so received by such Person, as the case may be; and provided, further, that to the extent applicable, Section 6.02 and Section 6.03 shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(d) Without limiting the rights of either Party under Section 6.04, Section 6.05 or Section 6.06, EHP shall not make, and shall not permit any other EHP Group Member to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against EPC or any other EPC Group Member, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a).

(e) Without limiting the rights of either Party under Section 6.04, Section 6.05 or Section 6.06, EPC shall not make, and shall not permit any other EPC Group Member to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against EHP or any other EHP Group Member, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(f) It is the intent of each of the Parties hereto by virtue of the provisions of this Section 6.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time between the EPC Group, on the one hand, and the EHP Group, on the other hand

(including any contractual agreements or arrangements existing or alleged to exist between the Parties or any of their respective Group Members on or before the Effective Time), except as expressly set forth in Section 6.01(a) or Section 6.01(b). At any time, at the request of the other Party, each Party shall cause each Group Member of its respective Group to execute and deliver releases reflecting the provisions of this Section 6.01.

Section 6.02 Indemnification by EHP. Following the Effective Time and subject to Section 6.04, EHP shall, and shall cause the other members of the EHP Group to, indemnify, defend and hold harmless EPC, each other EPC Group Member and each of their respective Affiliates, and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “EPC Indemnitees”), from and against any and all Liabilities of the EPC Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication) (the “EHP Indemnity Obligations”):

(a) any EHP Liability;

(b) any failure of EHP or any other EHP Group Member or any other Person to pay, perform or otherwise promptly discharge any EHP Liability in accordance with its terms, whether prior to, at or after the Effective Time;

(c) any breach by EHP or any other EHP Group Member of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification, or for no indemnification, therein (which shall be controlling);

(d) the EHP Business and the conduct of any business, operation or activity by EHP or any other EHP Group Member from and after the Effective Time (other than the conduct of business, operations, or activities for the benefit of EPC pursuant to this Agreement or an Ancillary Agreement); and

(e) any breach by EHP of any of the representations and warranties made by EHP on behalf of itself and the EHP Group Members in Section 13.01(e).

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Liability took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Liability existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 6.03 Indemnification by EPC. Following the Effective Time and subject to Section 6.04, EPC shall, and shall cause the other members of the EPC Group to, indemnify, defend and hold harmless EHP, each other EHP Group Member and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “EHP Indemnitees”), from and against any and all Liabilities of the EHP Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any EPC Liability;

(b) any failure of EPC or any other EPC Group Member or any other Person to pay, perform or otherwise promptly discharge any EPC Liability in accordance with its terms, whether prior to, at or after the Effective Time;

(c) any breach by EPC or any other EPC Group Member of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification, or for no indemnification, therein (which shall be controlling);

(d) the EPC Business and the conduct of any business, operation or activity by EPC or an EPC Group Member from and after the Effective Time (other than the conduct of business, operations, or activities for the benefit of EHP pursuant to this Agreement or an Ancillary Agreement); and

(e) any breach by EPC of any of the representations and warranties made by EPC on behalf of itself and the EPC Group Members in Section 13.01(e).

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Liability took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Liability existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time.

Section 6.04 Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Agreement or any Ancillary Agreement will be reduced by (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Third Party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer or any other Third Party that would otherwise be obligated to pay any claim or amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions), and shall not be deemed to be third party beneficiaries, by virtue of any provision of this Agreement or any Ancillary Agreement. EPC and EHP shall, and shall cause each EPC Group Member and EHP Group Member, respectively, to, use commercially reasonable efforts to seek to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds and any Third-Party Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available pursuant to this Article VI; provided, however, that any such actions by an Indemnitee will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation promptly to pay directly or reimburse the Indemnitee for costs and expenses actually incurred by the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds or Third Party Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds or Third Party Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 6.05 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 15 days after becoming aware of such Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires). Any such notice shall describe the Third-Party Claim in reasonable detail, or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice in accordance with this Section 6.05(a).

(b) With respect to any Third-Party Claim that is a Shared Liability:

(i) Upon the making of a Determination Request with respect to any Third-Party Claims, the applicable Indemnitee shall assume the defense of such Third-Party Claim until a determination as to whether such Third-Party Claim is a Shared Liability. In the event of such assumption of defense, such Indemnitee shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgement is made that such Indemnified Party is entitled to indemnification with respect to such Third-Party Claim; provided, that if such Third-Party Claim is determined to be a Shared Liability, such costs and expenses shall be shared as provided in Section 6.05(b)(ii). If it is determined or agreed that the Third-Party Claim is a Shared Liability, the Managing Party shall assume the defense of such Third-Party Claim as soon as reasonably practicable following such determination.

(ii) A party’s costs and expenses of assuming the defense of (subject to Section 6.05(b)(i)), and/or seeking to settle or compromise (subject to Section 6.05(b)(iv)), any Third-Party Claim that is a Shared Liability shall be included in the calculation of the amount of the applicable Shared Liability in determining the obligations of the parties with respect thereto.

(iii) The Managing Party shall consult with the Non-Managing Party prior to taking any action with respect to any Third-Party Claim that is a Shared Liability if the Managing Party’s action could reasonably be expected to have a significant adverse impact (financial or non-financial) on the Non-Managing Party, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Non-Managing Party (or its Subsidiaries or Affiliates), and the Managing Party shall not take such action without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv) The Managing Party shall promptly give notice to the Non-Managing Party regarding the substance of any settlement related discussions with respect to any Third-Party Claim that is a Shared Liability if (A) the Non-Managing Party is required to share in any significant aspect of the costs and expenses, proceeds or obligations resulting from such settlement or (B) the settlement can reasonably be expected to have a significant impact (financial or nonfinancial) on the Non-Managing Party. In such instances, the Managing Party shall not settle such Third-Party Claim without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(v) The Non-Managing Party shall cooperate, at the cost and expense of the Indemnifying Party, in a reasonable manner in the defense of any Third-Party Claim that is a Shared Liability.

(c) With respect to any Third-Party Claim that is not a Shared Liability:

(i) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 15 calendar days after receipt of notice from an Indemnitee in accordance with Section 6.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of (and seek to settle or compromise) such Third-Party Claim at its own expense and with its own counsel (which counsel shall be reasonably satisfactory to the Indemnitee) provided that the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article VI the Indemnitee for the full amount of any Liability resulting from such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim.

(ii) Until such time as the Indemnifying Party has assumed the defense of such Third-Party Claim, the Indemnified Party shall have the right to control the defense of such Third-Party Claim. If the Indemnifying Party (A) elects not to assume the defense of a Third-Party Claim in accordance with this Agreement, (B) fails to notify the Indemnitee that is the subject of such Third-Party Claim, of its election to assume the defense of such Third-Party Claim within 15 days after the receipt of the notice referred to in Section 6.05(a) (or sooner if the nature of the Third-Party Claim so requires) or (C) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within 10 days after receiving written notice from the Indemnitee to the effect that the Indemnifying Party has so failed, the Indemnitee shall be entitled to continue to conduct and control the defense of such Third-Party Claim at the cost and expense of the Indemnifying Party. For the avoidance of doubt, the Indemnitee’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.

(iii) An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not conduct and control the defense of any Third-Party Claim, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party; provided, however, that such expense shall be the responsibility of the Indemnifying Party (i) if the Indemnifying Party and the Indemnitee are both named parties to the proceedings and the Indemnitee shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one local counsel for the Indemnitee in any single jurisdiction) or (ii) the Indemnitee assumes the defense of the Third-Party Claim pursuant to Section 6.05(c)(ii)(C) after the Indemnifying Party has failed, in the reasonable judgment of the Indemnitee, to diligently defend the Third-Party Claim after having elected to assume its defense. Subject to Article VII, each Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim hereunder in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.

(iv) No Indemnifying Party shall settle, compromise or consent to entry of any judgment with respect to any Third-Party Claim without the prior written consent of the applicable Indemnitee or Indemnitees, which consent shall not be unreasonably withheld or delayed; provided, however, that, subject to the immediately following proviso, such Indemnitee(s) shall not withhold consent if the settlement, compromise or judgment (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) is solely for monetary damages which the Indemnifying Party has agreed to pay in full and (iii) includes a full, unconditional and irrevocable release of the Indemnitee; and provided, further, that in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is (A) to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee or (B) in the reasonable judgment of such Indemnitee (as reflected in a written objection delivered by such Indemnitee to the Indemnifying Party within the period of 21 days following receipt of the request for consent described above, to have a material adverse financial impact or a material adverse effect upon the ongoing operations of such Indemnitee or, if applicable, its Group Members.

(v) Except to the extent an Indemnitee has assumed the defense of a Third-Party Claim pursuant to clause (C) of the second sentence of Section 6.05(c)(ii), No Indemnitee shall settle, compromise or consent to entry of any judgment with respect to any Third-Party Claim without the prior written consent of the applicable Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(vi) The Parties hereby agree that if a Party presents the other Party with a notice containing a proposal to settle or compromise, or consent to the entry of a judgment with respect to, a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within 30 days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal, including for the purposes of Section 6.05(c)(iv) and Section 6.05(c)(v).

Section 6.06 Additional Matters.

(a) Any claim for indemnification under this Agreement or any Ancillary Agreement which does not result from a Third-Party Claim (a “Direct Claim”) must be asserted by a written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such Direct Claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually and materially prejudiced thereby. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to provide indemnification with respect to such claim. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement or the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, to the extent practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in, and subject to, Section 6.05 and this Section 6.06, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(d) If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(e) Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article VI shall be paid reasonably promptly (but in any event within 60 days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article VI) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE ANCILLARY AGREEMENTS MAY INCLUDE RELEASE FROM LIABILITIES AND INDEMNIFICATION FOR LOSSES RELATING TO, RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY AND IN WHOLE OR IN PART, AN INDEMNITEE’S OWN NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT.

(f) In the event that an indemnity payment pursuant to this Article VI shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

(i) with respect to any Liability arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

(ii) with respect to any Liability covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Liability with the Indemnifying Party; and

(iii) with respect to any Liability not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Liability shall be given to the Indemnifying Party.

(g) The provisions of Sections 6.02 through 6.11 hereof shall not apply with respect to Taxes or Tax matters (including the control of Tax related proceedings), which shall be governed by the TMA.

Section 6.07 Right of Contribution.

(a) If any right of indemnification contained in Section 6.02 or Section 6.03 is held unenforceable or is unavailable for any reason (other than in accordance with the terms of this Agreement, in which case this Section 6.07 shall not apply), or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Group Members, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Solely for purposes of determining relative fault pursuant to this Section 6.07: (i) any fault associated with the business conducted with the Delayed EHP Assets or Delayed EHP Liabilities (except for the gross negligence or intentional misconduct of EPC or an EPC Group Member) shall be deemed to be the fault of EHP and the other EHP Group Members, and no such fault shall be deemed to be the fault of EPC or any other EPC Group Member; (ii) any fault associated with the business conducted with Delayed EPC Assets or Delayed EPC Liabilities (except for the gross negligence or intentional misconduct of EHP or an EHP Group Member) shall be deemed to be the fault of EPC and the other EPC Group Members, and no such fault shall be deemed to be the fault of EHP or any other EHP Group Member; (iii) any fault associated with the ownership, operation or activities of the EPC Business prior to the Effective Time shall be deemed to be the fault of EPC and the EPC Group Members, and no such fault shall be deemed to be the fault of EHP and the other EHP Group Members; (iv) any fault associated with the ownership, operation or activities of the EHP Business prior to the Effective Time shall be deemed to be the fault of EHP and the EHP Group Member, and no such fault shall be deemed to be the fault of EPC or any other EPC Group Member; and (v) any fault associated with or related to information contained in the Form 10, the Information Statement, the Stock Award Registration Statement, any other registration statement filed by EHP (or related prospectus forming a part thereof) or other securities law filing, any disclosure or offering document of EHP in connection with the EHP Financing Arrangements or the Separation (any “EHP Offering Document”) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by EHP or an EHP Indemnitee, on the one hand, or by EPC or an EPC Indemnitee, on the other hand; provided that for purposes of the foregoing clause (v), (x) only the matters described in clause (h) of the definition of “EPC Liabilities” shall be deemed supplied by EPC or any EPC Indemnitee and (y) all other such information shall be deemed supplied by EHP and the EHP Indemnitees. The Parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

(c) The provisions of Section 6.04 through Section 6.11 and Section 10.04 through Section 10.07 shall govern any contribution claims.

Section 6.08 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, its Group Members, or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that: (a) the assumption or retention of any EHP Liabilities by EHP and other EHP Group Members on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the assumption or retention of any EPC Liabilities by EPC and the EPC Group Members on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article VI are void or unenforceable for any reason.

Section 6.09 Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided that the procedures set forth in this Article VI shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 6.10 Survival of Indemnities. The rights and obligations of each of EPC and EHP and their respective Indemnitees under this Agreement, including this Article VI shall survive (a) the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving any EPC Group Member or EHP Group Member.

Section 6.11 Limitation on Liability. IN NO EVENT SHALL EPC, EHP OR ANY OTHER MEMBER OF EITHER GROUP HAVE ANY LIABILITY TO THE OTHER OR TO ANY OTHER MEMBER OF THE OTHER’S GROUP, OR TO ANY OTHER EHP INDEMNITEE OR EPC INDEMNITEE, AS APPLICABLE, UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER OR NOT CAUSED BY OR RESULTING FROM NEGLIGENCE OR BREACH OF OBLIGATIONS HEREUNDER AND WHETHER OR NOT INFORMED OF THE POSSIBILITY OF THE EXISTENCE OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE PROVISIONS OF THIS SECTION 6.11 SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNITEE MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

ARTICLE VII

ACCESS TO INFORMATION; CONFIDENTIALITY

Section 7.01 Agreement for Exchange of Information; Archives.

(a) Except in the case of an adversarial Action or threatened adversarial Action by either EPC or EHP or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 7.01(b), each of EPC and EHP, on behalf of its respective Group (in such capacity, the “Providing Party”), shall provide, or cause to be provided, to the other Party (the “Requesting Party”), at any time after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of the Providing Party or its Group Members to the extent that (i) such Information relates to the EHP Business, or any EHP Asset (including, for the avoidance of doubt, any EHP Intellectual Property) or EHP Liability, if EHP is the requesting Party, or to the EPC Business, or any EPC Assets or EPC Liability, if EPC is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority, including the Commission; provided, however, that, in the event that if the Information requested by the requesting Party is not owned by the requesting Party and the Providing Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or, subject to the provisions of Section 7.08, waive any attorney-client privilege or attorney work product protection or other applicable privilege or immunity, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both EPC and EHP shall take all commercially reasonable measures to permit the compliance with this Section 7.01(a) in a manner that avoids any such harm or consequence. Both EPC and EHP intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege. The Providing Party shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Providing Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 7.01(a) shall expand the obligations of the Parties under Section 7.04.

(b) Without limiting, and subject to, the foregoing, until the first EHP fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of EHP and EPC to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of EHP and EPC shall use its commercially reasonable efforts to cooperate with the Requesting Party’s Information requests to enable (i) the Requesting Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the

Exchange Act and (ii) the Requesting Party’s auditors to timely complete their annual audit and quarterly reviews of financial statements, including, to the extent applicable, such auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any applicable Laws. As part of such efforts, to the extent requested by the Requesting Party and reasonably necessary for the purposes described in clauses (i) and (ii) of the foregoing sentence, the other Party shall authorize and direct its auditors to make available to the Requesting Party’s auditors, within a reasonable time prior to the date of the Requesting Party’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of such other Party and (y) work papers related to such annual audits and quarterly reviews, to enable the Requesting Party’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of the Requesting Party’s auditors as it relates to the Requesting Party’s auditors’ opinion or report.

(c) EPC and EHP each agree that it will only process personal data (as defined by EU Directive 95/46/EC of 24 October 1995) provided to it by the other Group in accordance with all applicable privacy and data protection Law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

(d) To the extent any books or records are subject to restrictions or limitations set forth in the EMA, such restrictions and limitations shall apply to such books or records, notwithstanding any provisions of this Agreement.

(e) The Parties’ obligations to provide Information and cooperation with respect to Taxes shall be governed by the TMA, and not by this Section 7.01.

Section 7.02 Ownership of Information. The provision of any Information pursuant to Section 7.01 shall not affect the ownership of Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute the grant or conference of rights of license or otherwise in or to any such Information.

Section 7.03 Compensation for Providing Information. The Requesting Party agrees to reimburse the Providing Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the Providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the Providing Party’s standard methodology and procedures and if there is no such standard methodology and procedures, then on a commercially reasonable basis.

Section 7.04 Record Retention.

(a) Except as otherwise required by Law or agreed in writing, or as otherwise provided in any Ancillary Agreement, each EPC Group Member and each EHP Group Member shall use its commercially reasonable efforts to retain, for the retention periods set forth in EPC’s record retention policies and procedures as in effect as of the Effective Time, such other commercially reasonable policies and procedures as may be in adopted by the applicable Group after the Effective Time as provided herein, or such longer period as required by Law, this Agreement or the Ancillary Agreements, all Information in such Group Member’s possession substantially relating to the other Group or its businesses, its former businesses, its Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”). Each EPC Group Member or EHP Group Member may amend its record retention policy after the Effective Time so long as (a) the amended policy complies with applicable Law, (b) the amended policy treats the Retained Information in the same manner as such Group Member’s other Information and (c) the amended policy does not allow for the destruction of any Retained Information prior to the earliest date after the Effective Time on which such member would have been able to destroy such Retained Information under the applicable EPC Group policy in effect as of the Effective Time. If any member of either Group amends its record retention policy in compliance with the preceding sentence in a manner that reduces the retention period for any Retained Information, it shall provide EHP, in the case of any such amendment by an EPC Group Member, or EPC, in the case of any such amendment by an EHP Group Member, written notice detailing the changes to the record retention policy, and the Party receiving such notice and its Group Members shall have the opportunity to obtain any Retained Information that would be eligible for destruction under the revised policy at least 90 days prior to the destruction of such Retained Information. Notwithstanding the foregoing, the TMA will govern the retention of Tax related records and the exchange of Tax related information, and the EMA will govern the retention of employment and benefits related records.

(b) Without limiting the foregoing:

(i) The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties, and that following the Effective Time, each Party will have some of the Tangible Information of the other Party stored at internal or Third Party records storage locations (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records”. The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party”.

(ii) Each Party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 7.04; and (ii) to comply with the requirements of any litigation hold that relates to Stored Records as to which it is the Custodial

Party that relate to (x) any Action that is pending as of the Effective Time; or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a notice of the applicable litigation hold from the Non-Custodial Party.

Section 7.05 Financial Information Certifications.

(a) In order to enable the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) (as such terms are defined in the rules and regulations of the Commission) of EPC to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder, EHP shall, within a reasonable period of time following a request from EPC in anticipation of filing such reports, provide EPC with certifications in support of the certifications of EPC’s principal executive officer(s), principal financial officer(s) and principal accounting officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder with respect to EPC’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and EPC’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as EPC officers provided to the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) of EPC prior to the Effective Time (except that such certifications shall be made by EHP rather than individual officers and employees and shall reflect any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between EPC and EHP.

(b) In order to enable the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) (as such terms are defined in the rules and regulations of the Commission) of EHP to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder, EPC shall, within a reasonable period of time following a request from EHP in anticipation of filing such reports, provide EHP with certifications in support of the certifications of EHP’s principal executive officer(s), principal financial officer(s) and principal accounting officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations thereunder with respect to EHP’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and EHP’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as EPC officers provided to the principal executive officer(s), principal financial officer(s) and principal accounting officer(s) of EPC prior to the Effective Time (except that such certifications shall be made by EPC rather than individual officers and employees and shall reflect any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between EPC and EHP.

Section 7.06 Limitations of Liability. Neither EPC nor EHP shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of fraud or willful misconduct by the providing Person. Neither EPC nor EHP shall have any Liability to the other Party if any Information is destroyed after commercially reasonable efforts by EHP or EPC, as applicable, to comply with the provisions of Section 7.04.

Section 7.07 Litigation Matters; Production of Witnesses; Records; Cooperation.

(a) From and after the Effective Time, EHP (or an applicable member of the EHP Group) shall assume and, except as provided in Article VI, be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of, any EHP Action. From and after the Effective Time, EPC (or an applicable member of the EPC Group) shall assume and, except as provided in Article VI, be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of, any EPC Action.

(b) At all times after the Effective Time, but only with respect to a Third-Party Claim (and to avoid doubt, not in the case of an adversarial Action by one Party or its Group Members against the other Party or its Group Members), each of EPC and EHP shall, and shall cause the other members of its Group to, use commercially reasonable efforts to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of its Group Members (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which EPC or EHP, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(c) Without limiting the foregoing, EPC and EHP shall use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions against each other’s Group in respect of which both Parties (or their respective Group Members) may have Liabilities or may possess relevant Information, other than an Action by one or more Group Members against one or more Group Members of the other Group.

(d) The obligation of EPC and EHP to make available directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.07(a)). Without limiting the foregoing, each of EPC and EHP agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee or officer of its Group based on such employee’s or officer’s provision of assistance or information to each other pursuant to this Section 7.07.

(e) Upon the reasonable request of EPC or EHP, in connection with any Action contemplated by this Article VII, EPC and EHP will enter into a mutually acceptable common interest agreement so as to maintain, to the extent appropriate and practicable, any applicable attorney-client privilege or work product immunity, or other privilege, immunity or protection of any member of either Group.

Section 7.08 Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the EPC Group and the EHP Group, and that each of the members of the EPC Group and the EHP Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities which may be asserted under applicable Law in connection therewith. To allocate the interests of each Party in the Privileged Information or any other Information (including, for the avoidance of doubt, any Information about Patents, Trademarks, or Other Intellectual Property) as to which any Party or Group Member of a Party is entitled to assert a privilege, immunity or other applicable protection in connection with legal or other professional services that have been provided prior to the Effective Time for the collective benefit of each of the Parties and their respective Group Members, whether or not such a privilege, immunity or protection exists or the existence of which is in dispute (collectively, “Common Privileges”), the Parties hereto agree as follows:

(a) EPC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to the EPC Business and, subject to Section 7.08(c), not to the EHP Business, whether or not the Privileged Information is in the possession of or under the control of any EPC Group Member or any EHP Group Member. EPC also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to any pending or future Action that is, or which EPC reasonably anticipates may become, an EPC Liability and that is not also, or that EPC reasonably anticipates will not become, an EHP Liability or a Shared Liability, whether or not the Privileged Information is in the possession of or under the control of any EPC Group Member or any EHP Group Member.

(b) Subject to Section 7.08(c), EHP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to the EHP Business and not to the EPC Business, whether or not the Privileged Information is in the possession of or under the control of any EPC Group Member or any EHP Group Member. EHP also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities and protections in connection with Privileged Information which relates to any pending or future Action that is, or which EHP reasonably anticipates may become, an EHP Liability and that is not also, or that EHP reasonably anticipates will not become, an EPC Liability or a Shared Liability, whether or not the Privileged Information is in the possession of or under the control of any EPC Group Member or any EHP Group Member.

(c) If the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges, immunities and protections in connection with any such Information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article XI to resolve any disputes as to whether any information relates to any pending or future Action that is, or is reasonably anticipated to become, an EHP Liability or an EPC Liability.

(d) Subject to the restrictions in this Section 7.08, EPC and EHP agree that they shall have equal right to assert all Common Privileges not allocated pursuant to the terms of Section 7.08(a), Section 7.08(b), or Section 7.08(c), (collectively, “Shared Privileges”) and all privileges, immunities and protections relating to any Actions or other matters that involve both Parties (or one or more of their respective Group Members) and in respect of which both Parties have Liabilities under this Agreement (including any Shared Liability), and that no such Shared Privilege may be waived by either Party (or any of its Group Members) without the consent of the other Party. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent.

(e) If a dispute arises between any EPC Group Member, on the one hand, and any EHP Group Member, on the other hand, regarding whether a Shared Privilege should be waived to protect or advance the interests of either Party and/or their respective Group Members, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. In the event of any Action or other dispute between or among any of the Parties, or any of their respective Group Members, either such Party may waive a privilege and/or use any Privileged Information in which the other Party or its Group Members has a Shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a Shared Privilege shall be effective only as to the use of information with respect to the Action or other dispute between the relevant Parties and/or the applicable Group Members, respectively, and shall not operate as or be used by either Party as a basis for asserting a waiver of the Shared Privilege with respect to Third Parties; and provided, further, that the Parties shall, and shall cause their applicable Group Members to, use reasonable efforts to maintain any such Shared Privilege with respect to Third Parties.

(f) Upon receipt by either Party hereto or by any Group Member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information or other Information subject to a Shared Privilege or as to which the other Party or a member of such other Party’s Group has the sole right hereunder to assert a privilege, immunity or protection, or if either Party obtains knowledge that any of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be in writing and delivered no later than seven Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information or other Information and to assert any rights it or any Group Member of its Group may have under this Section 7.08 or otherwise to prevent the production or disclosure of such Privileged Information. Each Party shall bear its own expenses in connection with any such request.

(g) Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of EPC and EHP, as set forth in this Article VII to maintain the confidentiality of the Privileged Information and to assert and maintain all applicable privileges, immunities and protections. The access to Privileged Information or other Information being granted and the agreement to provide witnesses herein, the furnishing of notices and documents and other cooperative efforts contemplated hereby, and the transfer of Privileged Information between and among the Parties hereto and of their respective Group Members pursuant hereto shall not be deemed a waiver of any privilege, immunity or protection that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VII shall not be deemed to constitute a waiver of any privilege, immunity or protection that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege, immunity or protection.

(h) In furtherance of, and without limitation to, the Parties’ agreement under this Section 7.08, EPC and EHP shall, and shall cause their applicable Group Members to, use reasonable efforts to maintain their respective separate and joint privileges, immunities and/or protections, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 7.09 Confidential Information.

(a) From and after the Effective Time, until the later to occur of the five-year anniversary of the Effective Time or the date upon which such Confidential Information is no longer a trade secret under applicable law, subject to Section 7.09(e) and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, EPC, on behalf of itself and each of the EPC Group Members, and EHP, on behalf of itself and each of the EHP Group Members, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to EPC’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all business, operations or other information, data or material (in each case whether in written, oral, electronic or other tangible or intangible form) concerning or belonging to the other Party (or its Assets, Liabilities or business) or the other Party’s Group Members (or their respective Assets, Liabilities or businesses) that is either in its possession (including such information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Group Members or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement (except, in each case, to the extent that such information, data or material has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Group Members or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party or any of its Group Members, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, data or material; or (iii) independently developed or generated without reference to or use of such information, data or material of the other Party or any of its Group Members) (collectively, “Confidential Information”), and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or thereunder. If any Confidential Information of one Party or any of its Group Members is disclosed to another Party or any of its Group Members in connection with providing services to such first Party or any of its Group Members under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used only as required to perform such services.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such information in their capacities as such (and who will be advised of their obligations hereunder with respect to such information), and except in compliance with Section 7.09(e).

(c) Without limiting the provision of Section 7.01(c), each Party acknowledges that it and its respective Group Members may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Group Members, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or the other Party’s Group Members and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause its Group Members and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Group Members, on the one hand, and such Third Parties, on the other hand.

(d) Notwithstanding the limitations set forth in this Section 7.09, with respect to financial and other information related to the EHP Group Members for the periods during which such EHP Group Members were Subsidiaries of EPC, EPC shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by EPC in such disclosures and in its reports, statements or other documents filed or furnished with the Commission in accordance with applicable law, rules or regulations.

(e) In the event that either Party or any of its Group Members is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party or its Group Members, such Party shall, unless prohibited by such request or requirement of the applicable Governmental Authority or under applicable Law, provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, and shall reasonably cooperate with such other Party in connection therewith, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Confidential Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority and shall use reasonable best efforts to ensure that confidential treatment is accorded such Confidential Information.

Section 7.10 Attorney Representation. EPC, on behalf of itself and the other EPC Group Members, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of EHP or any EHP Group Member resulting from such person being an employee of EPC, EHP or any of their respective Group Members at any time prior to the Effective Time and agrees to allow such attorney to represent the EHP Group Members in any transaction or dispute with respect to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and transactions between the Parties which commence following the Effective Time. EHP, on behalf of itself and the other EHP Group Members, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of EPC or any EPC Group Member resulting from such person being an employee of EPC, EHP or any of their respective Group Members at any time prior to the Effective Time and agrees to allow such attorney to represent the EPC Group Members in any transaction or dispute with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and transactions between the Parties which commence following the Effective Time. In furtherance of the foregoing, each EHP Group Member and each EPC Group Member will, upon request, execute and deliver a specific waiver as may be required or may otherwise be appropriate in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

ARTICLE VIII

INSURANCE

Section 8.01 Insurance Prior to the Effective Time. Except as may otherwise be expressly provided in this Article VIII, EHP hereby agrees, for itself and on behalf of the EHP Group Members, and each of their respective former and current directors, officers and employees and each of the heirs executors, successors and assigns of any of the foregoing (collectively, the “EHP Insureds”), that EPC and the other EPC Group Members shall not have any Liability whatsoever to any EHP Insured as a result of the insurance policies, insurance contracts and claim administration contracts and practices related to the foregoing of the EPC Group Members in effect at any time prior to the Effective Time, including but not limited to Liability as a result of the level or scope of coverage of any such insurance policies (or lack of any insurance policy or coverage), insurance contracts, claim administration contracts, the creditworthiness of any insurance carrier, the terms and conditions of any policy or contract and the adequacy or timeliness of any notice, or the lack thereof, to any insurance carrier, bankruptcy trustee for any insurer, scheme administrator for any insurer, or claims administrator with respect to any actual claim or potential claim or otherwise.

Section 8.02 Ownership of Policies and Programs.

(a) EPC or one or more of the other EPC Group Members shall continue to own all insurance policies, insurance contracts and claim administration contracts of any kind of any EPC Group Member which were or are in effect at any time at or prior to the Effective Time (other than the EHP Policies), including but not limited to general liability (whether primary, excess or umbrella) (collectively, the “EPC Policies”). Subject to the provisions of this Agreement, (i) the EPC Group Members, and each of their respective former and current directors, officers and employees and each of the heirs executors, successors and assigns of any of the foregoing (collectively, the “EPC Insureds”) shall retain all of their respective rights, benefits and privileges, if any, under the EPC Policies, (ii) the EHP Insureds shall retain all of their respective rights, benefits and privileges under the EPC Policies, if any, with respect to any Liabilities to the extent incurred or suffered by one or more of the EHP Insureds in connection with, relating to, arising out of or due to, directly or indirectly, any act, omission, event or occurrence prior to the Effective Time, and (iii) coverage of the EHP Insureds under the EPC Policies shall cease as of the Effective Time with respect to any act, omission, event or occurrence at or after the Effective Time. Nothing contained herein shall be construed to waive any right or remedy of any insured with respect to any applicable policy of insurance. No provision of this Agreement is intended to relieve any insurer of any Liability under any policy, and any insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

(b) EHP or one or more of the other EHP Group Members shall own (i) all insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only the EHP Insureds after the Effective Time and (ii) the insurance policies, insurance contracts and claims administration contracts listed on Schedule 8.02(b) (collectively, the “EHP Policies”).

Section 8.03 Acquisition, Administration and Maintenance of Post-Distribution Insurance by EHP. Commencing as of the Effective Time, EHP shall be responsible for establishing and maintaining a separate insurance program with commercially reasonable limits, deductibles and self-retentions for activities of the EHP Insureds at or after the Effective Time. Each of the EHP Group Members, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the EHP Group Members for claims relating to, arising out of or due to, directly or indirectly, any act, omission, event or occurrence at or after the Effective Time involving any EHP Insured.

Section 8.04 Rights Under Shared Policies.

(a) At and after the Effective Time: (i) subject to the provisions of Section 8.04(d), EHP will have the right to assert and/or continue to prosecute claims for any Liabilities with respect to the EHP Business and/or the EHP Insureds under EPC Policies that provided coverage for such Liabilities (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) on an occurrence basis (“Occurrence-Based Policies”) relating to, arising out of or due to, directly or indirectly, any event or occurrence occurring prior to the Effective Time subject to the terms, conditions and exclusions of any such Occurrence-Based Policies; and (ii) subject to the provisions of Section 8.04(c),

EHP will have the right to assert and/or continue to prosecute claims for any Liabilities with respect to the EHP Business under Shared Policies that are written on a “claims-made” basis (“Claims-Made Policies”) reported after the Effective Time and arising out of wrongful acts committed or loss occurrences occurring prior to the Effective Time, subject to the terms, conditions and exclusions of any such Claims-Made Policies and agreements.

(b) For those claims asserted and/or prosecuted by any EHP Insured under either the Occurrence-Based Policies or the Claims-Made Policies: (i) all of the EPC Insureds’ reasonable out-of-pocket expenses incurred in connection with their efforts to assist any EHP Insured in asserting or continuing to prosecute the claims will be promptly paid by EHP following receipt of an invoice for such expenses; (ii) such claims shall be subject to any amendments, commutations, terminations, buy-outs, extinguishments and modifications of the Shared Policies subject to Section 8.04(c), and (d); (iii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles or self-insured retentions, and, with respect to any such deductibles or self-insured retentions which require a payment by any EPC Group Member in respect thereof, EHP shall reimburse such EPC Group Member for such payment; and (iv) EHP shall be responsible for and shall pay any out-of-pocket expenses for prosecuting, claims handling or residual Liability arising from such claims.

(c) In the event that after the Effective Time, EPC proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which an EHP Insured has or may in the future have rights to assert claims pursuant to this Article VIII in a manner that would reasonably be expected to adversely affect any such rights of an EHP Insured in any material respect, (i) EPC will give EHP prior notice thereof and consult with EHP with respect to such action, (ii) EPC will not take such action without the prior written consent of EHP, such consent not to be unreasonably withheld, conditioned or delayed, and (iii) EPC will pay to EHP its equitable share (which shall be mutually agreed upon by EPC and EHP, acting reasonably), if any, of any net proceeds actually received by EPC (or any EPC Group Member) from the insurer under the applicable Shared Policy as a result of such action by EPC (after deducting EPC’s out-of-pocket Expenses incurred in connection with such action).

(d) In no event will any EPC Group Member have any liability or obligation whatsoever to any EHP Insured if any Shared Policy is terminated or otherwise ceases to be in effect for any reason (other than a termination in breach of Section 8.04(c)), is unavailable or inadequate to cover any Liability of any EHP Insured for any reason whatsoever or is not renewed or extended beyond the current expiration date.

Section 8.05 Maintenance of Shared Policies. Subject to the other provisions of this Agreement, EPC shall use commercially reasonable efforts to maintain in full force and effect the Shared Policies to the extent that such policies apply to the EHP Business.

Section 8.06 Administration of Claims.

(a) As used in this Agreement, “Claims Administration” means the processing of claims made under EPC Policies, including the reporting of claims to the applicable insurance carrier, management, defense and settlement of claims, and providing for appropriate releases upon settlement of claims.

(b) From and after the Effective Time, the EPC Group Members will be responsible for the Claims Administration with respect to claims of the EPC Insureds under Shared Policies.

(c) From and after the Effective Time, EHP shall (i) notify EPC and the appropriate insurer simultaneously of a claim or potential claim under any Shared Policy; (ii) coordinate with EPC regarding the handling of any such claim or potential claim and all communications with any of the insurance carriers relating to any such claim or potential claim; and (iii) promptly provide to EPC copies of any correspondence between any EHP Insured and any such carrier in relation to the Shared Policies or any claim or potential claim under such policies. From and after the Effective Time, EPC shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by EHP.

(d) EHP and EPC shall in good faith reasonably cooperate with each other in Claims Administration for claims under the Shared Policies directly involving any EHP Insured, on the one hand, and any EPC Insured, on the other.

Section 8.07 Insurance Premiums. From and after the Effective Time, EPC will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon EHP will upon the request of EPC promptly reimburse EPC for that portion of such additional premiums and other payments paid by EPC (or any EPC Group Member(s)) as are mutually determined by EPC and EHP to be attributable to the EHP Business or and/or any EHP Insured. Notwithstanding the foregoing, EPC will distribute any return of premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) under the terms and conditions of the respective Shared Policies, to EHP in proportion to the amount of any such return previously allocated to EHP.

Section 8.08 Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both an EPC Insured, on the one hand, and an EHP Insured, on the other hand, relating to the same occurrence or alleged wrongful acts, EPC and EHP agree to defend jointly, pursuant to a mutually acceptable common interest and joint defense agreement; provided that in the event there is a conflict of interest which in the reasonable opinion of either such Party would otherwise prevent the conduct of that joint defense, the Parties shall cooperate to pursue coverage under such Shared Policy pursuant to appropriate arrangements (which may require separate counsel) as permitted by such Shared Policy. Nothing in this Section 8.08 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 8.09 Duty to Mitigate. To the extent that any Party is responsible for the Claims Administration for any claim under any of the Shared Policies after the Effective Time, such Party shall use its commercially reasonable efforts to mitigate the amount of the Liability which is the subject of the claim under the applicable Shared Policy.

ARTICLE IX

CERTAIN INTELLECTUAL PROPERTY MATTERS

Section 9.01 Legal Names and Other Parties’ Trademarks.

(a) Except as otherwise specifically provided in any Ancillary Agreement or in this Article IX, promptly after the Effective Time, each Party shall cease (and shall cause all of its respective Group Members to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates (including, in the case of EHP, “Edgewell” or “Edgewell Personal Care Company” or any other name or Trademark containing the words “Edgewell”, and in the case of EPC, “Energizer” or “Energizer Holdings, Inc.” or any other name or Trademark containing the words “Energizer”) and (B) any names or Trademarks confusingly similar thereto or dilutive thereof with respect to each Party, of the other Party or any of such other Party’s Affiliates ((A) and (B) collectively, in respect of each Party in reference to the other Party or such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any Group Member thereof from (1) in the case of any EHP Group Member, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with EPC or in the case of any EPC Group Member, making factual and accurate reference in a non-prominent manner that it was formerly affiliated with EHP, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated Third Party made such use or would otherwise be legally permissible for any unaffiliated Third Party without the consent of the Party owning such Other Party Mark, (3) in connection with publicly displaying materials in existence as of the Effective Time that are owned by a Party or any Group Member thereof immediately after the Effective Time, but that bear any Other Party Marks, for archival purposes or historical purposes (such as in a museum or museum-like display), and (4) making references in internal historical, corporate and tax records.

(b) Notwithstanding the foregoing requirements of Section 9.01(a), EPC shall not be required to change any name including the words “Energizer” in any Third Party contract or license, or in property records with respect to real or personal property; provided, however, that EPC on a prospective basis from and after the Effective Time shall change the name in any new or amended Third Party contract or license or property record.

Section 9.02 Domain Names.

(a) At the expense of EHP, each of EPC and EHP will use commercially reasonable efforts to ensure the Domain Names in Schedule 9.02(a) are: (i) listed with EHP or, on behalf of EHP, appropriate local counsel or other designated agent of EHP as the owner/registrant; (ii) managed by EHP in an EHP-controlled registrar account; and (iii) placed on EHP domain name servers, in each case within twelve months following the Effective Time.

(b) At the expense of EPC, each of EHP and EPC will use commercially reasonable efforts to ensure the Domain Names in Schedule 9.02(b) are: (i) listed with EPC or, on behalf of EPC, appropriate local counsel or other designated agent of EPC as the owner/registrant; (ii) managed by EPC in an EPC-controlled registrar account; and (iii) placed on EPC domain name servers, in each case within twelve months following the Effective Time.

Section 9.03 Licenses to Information and Other Intellectual Property.

(a) Statement of Intent. It is the intent of the Parties, in granting licenses to portions of their respective Information and Other Intellectual Property, to allow: (i) EPC to continue to use Information and Other Intellectual Property that was used by EPC in the conduct of the EPC Business as conducted as of the Effective Time but is owned by EHP immediately after the Effective Time, to continue to conduct the EPC Business as conducted prior to the Effective Time and (ii) EHP to use Information and Other Intellectual Property that was used by EPC in the conduct of the EHP Business as conducted as of the Effective Time and is owned by EPC immediately after the Effective Time, to conduct the EHP Business as conducted by EPC prior to the Effective Time. Each Party agrees, for itself and its respective Group Members, that it will exercise the rights licensed to it under this Section 9.03 in a manner that complies with all applicable Laws.

(b) Licensed EHP Information and Licensed EHP Other IP.

(i) Subject to the terms and conditions of this Section 9.03(b) and any other applicable provisions of this Agreement, EHP grants to EPC (for itself and the beneficial use of the EPC Group Members), and EPC accepts from EHP, a non-exclusive, non-transferable (except as expressly provided herein), revocable (only to the extent set forth in Section 9.03(b)(ii)), royalty-free license (without the right to sublicense except as expressly provided below) to use, reproduce, copy, modify, duplicate, and create derivative works of the Licensed EHP Information and Licensed EHP Other IP, only on and in connection with the conduct of the EPC Business as conducted as of the Effective Time and as it may thereafter be conducted (the “EPC Licensed Purposes”). If any Licensed EHP Information or Licensed EHP Other IP is, or to the extent that it includes, EHP’s Confidential Information, EPC shall comply with the provisions of this Agreement applicable to its use and disclosure of EHP’s Confidential Information. EPC may sublicense the rights licensed to such Party under this Section 9.03(b) to EPC’s contractors only for purposes of providing services to EPC and only for the EPC Licensed Purposes; provided, however, that prior to sublicensing any rights in any Information or Other Intellectual Property that is, or to the extent that it includes, EHP’s Confidential Information, EPC shall first require the contractor to execute a binding written agreement pursuant to which such contractor agrees to be bound by provisions directed to the use and disclosure of such Confidential Information that are consistent with EPC’s obligations with respect to such Confidential Information as provided in Article VI.

(ii) EPC’s license to the Licensed EHP Information and the Licensed EHP Other IP shall terminate thirty (30) days after its receipt of EHP’s written notice of EPC’s breach of any material term of this Agreement applicable to the Licensed EHP Information and the Licensed EHP Other IP, unless EPC cures such breach and notifies EHP in writing of such cure during such thirty (30) day period. In the event of such termination, EPC shall (A) cease any and all use of the Licensed EHP Information and the Licensed EHP Other IP, and EPC shall have no further right to use the Licensed EHP Information and the Licensed EHP Other IP anywhere, in any way, or for any purpose, whatsoever, and (B) return, or at EHP’s direction, destroy all copies of Licensed EHP Information and the Licensed EHP Other IP. Unless and until EHP terminates EPC’s license to the Licensed EHP Information and the Licensed EHP Other IP in accordance with this Section 9.03(b)(ii), such license shall be perpetual.

(iii) As between the parties, EPC shall own all derivative works of the Licensed EHP Information or Licensed EHP Other IP, including all intellectual property rights thereto, created by or on behalf of EPC or any EPC Group Member (“EPC Derivative Works”); provided, however, that to the extent EPC’s or an EPC Group Member’s use of the EPC Derivative Works would infringe, misappropriate, or otherwise violate EHP’s copyright or other intellectual property rights in and to the Licensed EHP Information or Licensed EHP Other IP, (A) EPC (on behalf of itself and the EPC Group Members) may use such Derivative Works only in connection with the EPC Licensed Purposes and only as set forth in this Agreement, and (B) EPC’s right (on behalf of itself and the EPC Group Members) to use and employ such Derivative Works shall terminate upon any termination of the license granted pursuant to this Section 9.03(b).

(c) Licensed EPC Information and Licensed EPC Other IP.

(i) Subject to the terms and conditions of this Section 9.03(c) and any other applicable provisions of this Agreement, EPC hereby grants to EHP (for itself and the beneficial use of the EHP Group Members), and EHP accepts from EPC, a non-exclusive, non-transferable (except as expressly provided herein), revocable (only to the extent set forth in Section 9.03(c)(ii)), royalty-free license (without the right to sublicense except as expressly provided herein) to use, reproduce, copy, modify, duplicate, and create derivative works of the Licensed EPC Information and Licensed EPC Other IP, only on and in connection with the conduct of the EHP Business as conducted as of the Effective Time and as it may thereafter be conducted (the “EHP Licensed Purposes”) and only in accordance with this Agreement. If any Licensed EPC Information or Licensed EPC Other IP is, or to the extent that it includes EPC’s Confidential Information, EHP shall comply with the provisions of this Agreement applicable to its use and disclosure of EPC’s Confidential Information. EHP may sublicense the rights licensed to such Party under this Section 9.03(c) to EHP’s contractors only for purposes of providing services to EHP and only for the EHP Licensed Purposes; provided, however, that prior to sublicensing any rights in any Information or Other Intellectual Property that is or includes EPC’s Confidential Information, EHP shall first require the contractor to execute a binding written agreement pursuant to which such contractor agrees to be bound by provisions directed to the use and disclosure of such Confidential Information that are consistent with EHP’s obligations with respect to such Confidential Information as provided in Article VI.

(ii) EHP’s license to the Licensed EPC Information and the Licensed EPC Other IP shall terminate thirty (30) days after its receipt of EPC’s written notice of EHP’s breach of any material term of this Agreement applicable to the Licensed EPC Information and the Licensed EPC Other IP, unless EHP cures such breach and notifies EPC in writing of such cure during such thirty (30) day period. In the event of such termination, EHP shall (A) cease any and all use of the Licensed EPC Information and the Licensed EHP Other IP, and EHP shall have no further right to use the Licensed EPC Information and the Licensed EPC Other IP anywhere, in any way, or for any purpose, whatsoever, and (B) return, or at EPC’s direction, destroy all copies of Licensed EPC Information and the Licensed EPC Other IP. Unless and until EPC terminates EHP’s license to the Licensed EPC Information and the Licensed EPC Other IP in accordance with this Section 9.03(c)(ii), such license shall be perpetual.

(iii) As between the parties, EHP shall own all derivative works of the Licensed EPC Information or Licensed EPC Other IP, including all intellectual property rights thereto, created by or on behalf of EHP or any EHP Group Member (“EHP Derivative Works”); provided, however, that to the extent EHP’s or an EHP Group Member’s use of the EHP Derivative Works would infringe, misappropriate, or otherwise violate EPC’s copyright or other intellectual property rights in and to the Licensed EPC Information or Licensed EPC Other IP, (A) EHP (on behalf of itself and the EHP Group Members) may use such Derivative Works only in connection with the EHP Licensed Purposes and only as set forth in this Agreement, and (B) EHP’s right (on behalf of itself and the EHP Group Members) to use and employ such Derivative Works shall terminate upon any termination of the license granted pursuant to this Section 9.03(c).

(d) Use by Subsidiaries.

(i) Any Subsidiary of EPC shall have the same right to use and exploit the Licensed EHP Information and the Licensed EHP Other IP as EPC. Any Subsidiary of EHP shall have the same right to exploit the Licensed EPC Information and the Licensed EPC Other IP as EHP. Each Subsidiary that exercises such right shall be bound by, and shall comply with all of the terms and conditions of, this Agreement as though it were “EPC” or “EHP,” as applicable, hereunder, but EPC or EHP, as applicable, shall at all times remain responsible for all use or other exploitation of the Licensed EHP Information, Licensed EHP Other IP, Licensed EPC Information, or Licensed EPC Other IP, as applicable, under this Agreement by such Subsidiary.

(ii) If at any time a prior Subsidiary of EPC no longer meets the definition of a Subsidiary of EPC or should cease to exist, such prior Subsidiary shall cease to have the right to use or exploit such Licensed EHP Information and Licensed EHP Other IP. If at any time a prior Subsidiary of EHP no longer meets the definition of a Subsidiary of EHP or should cease to exist, such prior Subsidiary shall cease to have the right to exploit such Licensed EPC Information and Licensed EPC Other IP.

(iii) Notwithstanding Section 9.03(d)(ii) above, if EHP or EPC spins off, sells, transfers or otherwise divests (a “Divestiture”) a Subsidiary or a part of its business (a “Divested Business”), and such Party (the “Divesting Party”) reasonably believes that the Divested Business’s use of the other Party’s Licensed Information or Licensed Other IP is de minimus (e.g., used only in the internal operations of such Divested Business, is not a material trade secret of the other Party, or is otherwise reasonably determined to be de minimus when considering the Licensed Information or Licensed Other IP used by the Divested Business and the purposes for which the Licensed Information or Licensed Other IP is used), then the Divesting Party, by written notice to the other Party, may request the right to sublicense to the Divested Business the Licensed Information or Licensed Other IP used by the Divested Business as of the effective date of the Divestiture for the purposes for which the Divested Business is using such Licensed Information or Licensed Other IP as of the effective date of the Divestiture (and shall identify in such request such Licensed Information or Licensed Other IP and such purposes). The other Party shall promptly respond to any such request and agrees not to unreasonably withhold or qualify its consent to any such request. Any such approved sublicense must be pursuant to a binding written agreement pursuant to which such Divested Business agrees to be bound by provisions directed to the use and disclosure of any Confidential Information included in the sublicensed Licensed Information or Licensed Other IP that are consistent with the Divesting Party’s obligations with respect to such Confidential Information with respect to such Confidential Information as provided in Article VI. Upon the other Party’s request, the Divesting Party shall provide a copy of any such executed sublicense to the other Party. The Divesting Party may not otherwise grant a Divested Business any license to use or other right, title or interest in or to any Licensed Information or Licensed Other IP of the other Party (or, if the Divesting Party is EPC, in any Licensed Trademarks) without the express, prior written consent of the other Party, which the other Party may grant or deny in its sole discretion.

ARTICLE X

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 10.01 Further Assurances.

(a) Subject to Section 5.03 and Article XI, in addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, and shall cause each of its respective Group Members to, use commercially reasonable efforts, prior to and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and to permit the operations of the EPC Business and the EHP Business after the Effective Time; provided, however, that neither EPC nor EHP (nor any of their respective Group Members) shall be obligated under this Section 10.01 to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b) Without limiting the foregoing, prior to and after the Effective Time, each Party shall, and shall cause its Group Members to, cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off, (iv) to make, or cause to be made, all filings with a Governmental Authority necessary to ensure the assignment, transfer or other modification of Government Approvals as may be required pursuant to any Environmental Law and (v) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, in each case consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the EPC Assets and the EHP Assets and assignments and assumptions of EPC Liabilities and the EHP Liabilities as contemplated by this Agreement and the other transactions contemplated hereby.

(c) With respect to a particular Asset that (i) if primarily used or held for use in the EHP Business would be an EHP Asset and, if not so primarily used or held for use, would be an ECP Asset or (ii) if primarily used or held for use in the EPC Business would be an EPC Asset and, if not so primarily used or held for use, would be an EHP Asset, each Party shall, and shall cause its Group Members to, reasonably cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, in an investigation or analysis to determine whether such Asset is an EHP Asset or an EPC Asset and, if such determination is made to the reasonable satisfaction of both Parties, confirm in writing the status of such Asset. Each Party hereto shall cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the determination process contemplated by this Section 10.01(c).

Section 10.02 Employee Non-Solicit. Each Party agrees that, for a period of 12 months from the Effective Time, such Party (a “Soliciting Party”) will not, and will cause the other Group Members of such Party’s Group and will direct its and their Representatives not to, directly or indirectly solicit for employment any employee of any the other Party or any of its Group Members (a “Protected Party”); provided, however, that the foregoing shall not prohibit: (i) generalized solicitations by advertising or similar methods of solicitation by search firms, which are not directed to specific individuals or employees of the Protected Party; or (ii) solicitations of persons who have ceased to be employed or retained by a Protected Party for at least six months; and provided, further, that any obligations of the Soliciting Party pursuant to this Section 10.02 shall terminate and be of no further force and effect effective upon a Change in Control of the Protected Party.

Section 10.03 Post-Distribution Name Changes.

(a) Prior to the Effective Time, EPC shall file articles of merger with the Secretary of State of the State of Missouri, effectuating the merger of a wholly owned Subsidiary of EPC with and into EPC and changing the name of EPC to “Edgewell Personal Care Company” in accordance with Section 351.447 of the General and Business Corporation Law of Missouri.

(b) Prior to the Effective Time, EHP shall file an amendment to its articles of incorporation with the Secretary of State of the State of Missouri, changing the name of EHP to “Energizer Holdings, Inc.” in accordance with the General and Business Corporation Law of Missouri.

Section 10.04 Late Payments. Except as provided in any Ancillary Agreement, any amount not paid by a member of a Group to a member of the other Group when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 60 days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

Section 10.05 Inducement. EHP acknowledges and agrees that EPC’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by EHP’s covenants and agreements in this Agreement and the Ancillary Agreements, including EHP’s assumption of the EHP Liabilities pursuant to the Separation and the provisions of this Agreement and EHP’s covenants and agreements contained in Article VI.

Section 10.06 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article VI, including Section 6.02 and Section 6.03) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 10.07 Receipt of Misdirected Assets; Consumer Inquiries

(a) Except to the extent otherwise contemplated in connection with a Delayed EHP Asset or Delayed EHP Liability under Section 2.02, in the event that at any time and from time to time after the Effective Time, EPC or an EPC Group Member shall receive from a Third Party an Asset of the EHP Group (including any remittances from account debtors in respect of the EHP Group), EPC shall promptly transfer, or cause its Group Member to promptly transfer, such Asset to the appropriate EHP Group Member and such EHP Group Member shall accept such transfer.

(b) Except to the extent otherwise contemplated in connection with a Delayed EPC Asset or Delayed EPC Liability under Section 2.02, in the event that at any time and from time to time after the Effective Time, EHP or an EHP Group Member shall receive from a Third Party an Asset of the EPC Group (including any remittances from account debtors in respect of the EPC Group), EHP shall promptly transfer, or cause its Group Member to promptly transfer, such Asset to the appropriate EPC Group Member and such EHP Group Member shall accept such transfer.

(c) In the event that at any time and from time to time after the Effective Time, EPC or any EPC Group Members shall receive any consumer inquiry or complaint relating to any product sold in connection with the EHP Business prior to the Effective Time (an “EHP Consumer Inquiry”), EPC shall, or shall cause its Group Member to, promptly forward such EHP Consumer Inquiry to the appropriate EHP Group Member for handling.

(d) In the event that at any time and from time to time after the Effective Time, EHP or any EHP Group Members shall receive any consumer inquiry or complaint relating to any product sold in connection with the EPC Business prior to the Effective Time (an “EPC Consumer Inquiry”), EPC shall, or shall cause its Group Member to, promptly forward such EPC Consumer Inquiry to the appropriate EPC Group Member for handling.

(e) Each Party hereto shall cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers and communications contemplated by this Section 10.07.

Section 10.08 Stock Award Registration Statement. EHP shall prepare and, if required, file with the Commission such amendments and supplements to the Stock Award Registration

Statement (and the prospectus used in connection therewith) as may be necessary to keep the Stock Award Registration Statement effective under the Securities Act for a period of not less than ten years following the Distribution Date, provided that EHP’s obligations pursuant to this Section 10.08 shall terminate on the date upon which there are no further offers of securities covered thereby pursuant to the terms of the applicable stock option agreements or stock appreciation rights agreements.

Section 10.09 Shared Liabilities.

(a) After the Effective Time, EPC and EHP shall form the Allocation Committee to determine in good faith whether EPC or EHP shall be the Managing Party of any Shared Liability. With respect to any Shared Liability, the Indemnifying Party or the Indemnitee, as applicable, may, within 15 days after receipt of the notice given by the Indemnitee pursuant to Section 6.05(a), make a written request to the Allocation Committee for a determination as to the Managing Party (a “Determination Request”). If the Allocation Committee reaches a determination (which shall be made within 15 days after a Determination Request on a matter submitted to the Allocation Committee by either of EHP or EPC), then that determination shall be binding on the members of the EHP Group and the EPC Group and their respective successors and assigns. In the event that the Allocation Committee cannot reach a determination within 15 days after the making of such Determination Request, then the Allocation Committee shall request the CPR Institute, New York City, to appoint an expert determiner to select the Managing Party. EPC and EHP shall be jointly and severally responsible for the fees and expenses of the CPR Institute and the fees and expenses of the expert determiner. The Allocation Committee shall request CPR Institute (or if CPR Institute is not able to act in such a manner, a similar independent Third Party selected by EPC and EHP) to appoint the expert determiner within four Business Days after receiving the request. Within two Business Days after the appointment, and with the cooperation of EPC and EHP, the expert determiner shall meet separately (via telephone), for no more than 90 minutes, with representatives of EPC and with representatives of EHP, to obtain their respective positions on the selection of the Managing Party. The expert determiner shall issue the decision on the selection of the Managing Party to the Allocation Committee within one Business Day after completion of the second meeting. The decision shall not be accompanied with reasons.

(b) Either EPC or EHP shall be the “Managing Party” of each Shared Liability. In determining which party shall be the Managing Party, the Allocation Committee shall consider as the primary factor in such a determination which party is subject to the greater financial, operational and reputational risk or exposure in connection with such Shared Liability, including the relative Applicable Proportions with respect to such Shared Liability. The Allocation Committee shall also consider such other factors as the Allocation Committee deems appropriate, including, if applicable, which party has control over the potentially relevant documentation and possible witnesses with respect to such Shared Liability and which party has more relevant expertise in managing similar liabilities.

(c) The Managing Party shall be responsible for managing, and shall have the authority to manage, the defense and resolution (including, subject to Section 6.05(b)(iv), settlement) of a Shared Liability. The Non-Managing Party shall not be entitled to raise as a defense to its obligations to pay any amount in respect of any Shared Liability that the Non-Managing

Party was not consulted in the response to or defense thereof (except to the extent such consultation was required under this Agreement), that such party’s views or opinions as to the conduct of such response to or defense or the reasonableness of any settlement were not accepted or adopted, that such party does not approve of the quality or manner of the response to or defense thereof or that such Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(d) Any amount owed in respect of any Shared Liability shall be remitted within 30 days after the party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.01 Disputes. Except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of “Disputes” as that term is defined in the Ancillary Agreements), the procedures for discussion, negotiation and arbitration set forth in this Article XI shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any EPC Group Member and any EHP Group Member (collectively, “Disputes”). Each Party hereto agrees on behalf of itself and its respective Group Members that the procedures set forth in this Article XI shall be the sole and exclusive remedy in connection with any Dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 13.13 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND ITS RESPECTIVE GROUP MEMBERS IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 11.01.

Section 11.02 Negotiation and Mediation.

(a) The Parties hereto agree to use commercially reasonable efforts to resolve expeditiously any Dispute between them or any of their respective Group Members with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party hereto involved (or a Group Member of which is involved) in a Dispute may deliver a notice (an “Escalation Notice”) requesting an in-person meeting involving representatives of the Parties hereto at a senior level of management of the Parties hereto (or if the Parties hereto agree, of the appropriate strategic business unit or division within each Party). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 20 Business Days of the Escalation Notice.

(b) If the Parties are unable to resolve the dispute within 30 Business Days after the date of the Escalation Notice, any Party hereto will have the right to begin arbitration and submit an Arbitration Demand Notice in accordance with Section 11.03.

(c) The Parties may, by mutual consent, select a mediator to aid the Parties in their discussions and negotiations. Any opinion expressed by any such mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by any such mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 11.03.

(d) The Parties agree that all discussions and negotiations between the Parties during the foregoing proceedings will be inadmissible as evidence and without prejudice to the legal position of a Party in any subsequent Action.

Section 11.03 Arbitration.

(a) At any time following the 30 Business Day period set forth in Section 11.02(b), any Party involved in the Dispute (regardless of whether such Party delivered the Escalation Notice) may make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the Parties to the Dispute in the manner set forth in Section 13.05. If any Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No Party may assert that the course of conduct of any Party during any discussions, negotiations, or a failure to use commercially reasonable efforts to resolve a Dispute is a bar to commencing arbitration under this Section 11.03. If either Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

(b) Except as otherwise set forth herein, any arbitration hereunder will be submitted to and administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large, Complex Commercial Disputes then prevailing (the “AAA Rules”). Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount subject to such Dispute, together with all then-existing Disputes arising out of substantially the same facts, and inclusive of all claims and counterclaims, totals less than $10 million; or (ii) by an arbitral tribunal of three arbitrators if (A) the amount subject to such Dispute, together with all then-existing Disputes arising out of substantially the same facts, inclusive of all claims and counterclaims, is equal to or greater than $10 million or (B) either Party elects in writing to have such Dispute decided by three arbitrators when one of the Parties believes, in its sole judgment, the issue could have significant precedential value; provided, however, that the Party that makes a request referred to in the foregoing clause (B) shall solely bear the increased costs and expenses associated with a panel of three arbitrators (i.e., the additional costs and expenses associated with the two additional arbitrators (as determined by the arbitrator)). In the event that arbitration shall be before an arbitral tribunal of three arbitrators in accordance with clause (ii) of the preceding sentence, any references to the “arbitrator” in this Article XI shall be deemed to refer to such arbitration panel or each such arbitrator or any such arbitrator, as the context indicates or requires.

(c) If the arbitration shall be before an arbitral tribunal of three independent arbitrators, the panel of three arbitrators shall be chosen as follows: (i) the AAA shall, within 10 Business Days from the date on which the arbitration is submitted to the AAA, send to the Parties a list setting forth the names of 15 potential arbitrators and (ii) the Parties shall alternatively strike from the combined list until three names remain, which shall be the selected arbitrators. If the arbitration shall be before a sole arbitrator, then the sole arbitrator shall be appointed by agreement of the Parties within 15 Business Days from the date of receipt of written demand of either party. If the Parties cannot agree to a sole arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed as follows: (i) the AAA shall, within 10 Business Days from receipt of such written application, send to the Parties a list setting forth the names of 10 potential arbitrators and (ii) the Parties shall alternatively strike from the combined list until one name remains, which shall be the selected arbitrators. Any arbitrator selected pursuant to this Section 11.03(c) shall be neutral and disinterested with respect to each of the Parties and the matter and shall be reasonably competent in the applicable subject matter of the Dispute, with any determinations as to whether an arbitrator satisfies such criteria to be made by the AAA.

(d) The arbitrator selected pursuant to Section 11.03(c) will set a time for the hearing of the matter, which will commence no later than 180 days after the selection of the arbitrator pursuant to Section 11.03(c). The arbitrator may extend such period at the arbitrator’s discretion pursuant to a reasoned request from either Party or on the arbitrator’s own initiative if it is necessary to do so. The arbitrator shall use the arbitrator’s best efforts to reach a final decision and render the same in writing to the Parties not later than 60 days after Dispute being fully submitted to the arbitrator for decision, unless otherwise agreed by the Parties in writing. Failure of the arbitrator to do so, however, shall not be a basis for challenging the decision.

(e) The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator shall determine whether an oral hearing is required or whether the dispute should be submitted for a judgment or decision based on written submissions, verified witness statements and other written evidence. The arbitrator may, in the arbitrator’s sole discretion, set time and other limits on the presentation of each Party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence that the arbitrator finds to be cumulative, unnecessary, irrelevant or of low probative nature. The decision of the arbitrator or a majority of the arbitration panel will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest from the date of the award at an annual rate of the Prime Rate plus 5%. To the extent that the provisions of this Agreement and the AAA Rules conflict, the provisions of this Agreement shall govern.

(f) The Parties may obtain and take discovery as permitted by the arbitrator, in the arbitrator’s discretion, including as to the type of discovery and parameters on the timing and/or completion of such discovery, and consistent with the AAA Rules.

(g) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award special, punitive or exemplary damages, except to the extent such damages are expressly permitted by the terms of this Agreement (including Section 6.11 hereof) or any Ancillary Agreement (provided that this clause (ii) shall not limit the award of any such damages to the extent they are included in any Liabilities to Third Parties as to which the provisions of this Article XI are applicable). It is the intention of the Parties that in rendering a decision the arbitrator gives effect to the applicable provisions of this Agreement and the Ancillary Agreements and follows applicable Law (it being understood and agreed that judicial review is limited to the matters set forth in Section 11.03(j)).

(h) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(i) The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the Parties to the arbitration, may be awarded to the prevailing Party, in the discretion of the arbitrator, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator makes any such award or apportionment, the fees of the arbitrator and all other arbitration costs shall be borne equally by each Party involved in the matter and each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

(j) Any arbitration award shall be an award with a holding in favor of or against a Party on each claim and shall include findings of facts and conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. Any award shall not be vacated or appealed except on the basis of (i) the award being procured by fraud or corruption, (ii) the arbitrator being partial or corrupt, or (iii) the arbitrator exceeding the scope of the power granted to the arbitrator in this Agreement.

(k) Regardless of whether an Escalation Notice has been delivered, prior to the time at which the arbitrator is appointed pursuant to Section 11.03(c), either Party may seek one or more temporary restraining orders in a court of competent jurisdiction, subject to Section 13.12, if necessary in order to preserve and protect the status quo and/or to prevent irreparable harm. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator may order the Parties to petition the court to dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof.

(l) Except as required by Law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article XI and except as may be required in order to enforce any award. Each of the Parties shall request that the arbitrator comply with such confidentiality requirement.

(m) If at any time the arbitrator shall fail to serve as such for any reason, the Parties shall select a new arbitrator who shall be disinterested as to the Parties and the matter in accordance with the procedure set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the arbitrator.

(n) Any arbitration proceedings hereunder shall take place in St. Louis, Missouri, unless another location is otherwise agreed to in writing by the Parties.

(o) The interpretation of the provisions of this Article XI, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 13.02.

Section 11.04 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such Dispute to the extent such Party is obligated to do so pursuant to the underlying agreement.

ARTICLE XII

TERMINATION

Section 12.01 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of EPC without the approval of any Person, including EHP. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Section 12.02 Effect of Termination. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its directors, officers, agents or employees, shall have any Liability of any kind to any Person by reason of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Counterparts; Entire Agreement; Conflicts; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Each Party acknowledges that it and the other Party may execute this Agreement and any Ancillary Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement or Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

(b) This Agreement, the Ancillary Agreements and the exhibits, Schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. In the event of any conflict or inconsistency between the Transfer Documents and this Agreement, the provisions of this Agreement shall control over the inconsistent provisions of such Transfer Documents. The Parties agree that the Transfer Documents are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of EPC, any EPC Group Member, EHP or any EHP Group Member from those contained in this Agreement and the other Ancillary Agreements.

(d) Except as otherwise expressly provided in this Agreement, and subject to the preceding paragraph (c), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement other than the Transfer Documents, the provisions of such Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Ancillary Agreement. For the avoidance of doubt, the TMA shall govern all matters (including any indemnities and payments among the parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise specifically addressed in the TMA.

(e) EPC represents on behalf of itself and each other EPC Group Member, and EHP represents on behalf of itself and each other EHP Group Member, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Effective Time) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 13.02 Governing Law. This Agreement, and, unless expressly proved therein, each Ancillary Agreement, (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby or thereby or to the inducement of any party to enter herein or therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Missouri irrespective of the choice of laws principles of the State of Missouri, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 13.03 Assignability. Except as specifically provided in any Ancillary Agreement, none of this Agreement, any of the Ancillary Agreements or any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other party to the agreement being so assigned or delegated, and any such assignment without such prior written consent shall be null and void. Except as specifically provided in any Ancillary Agreement, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements if: (a) any party to this Agreement or any Ancillary Agreement (or any of its successors or permitted assigns) (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Business Entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and/or Assets to any Person, and (b) in any such case, the resulting, surviving or assignee Person expressly assumes all of the obligations of the relevant party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements. No assignment permitted by this Section 13.03 shall release the assigning party from liability for the full performance of its obligations under this Agreement or such Ancillary Agreement(s).

Section 13.04 Third-Party Beneficiaries. Except for the indemnification and contribution rights under this Agreement of any EPC Indemnitee or EHP Indemnitee in their respective capacities as such under Article VI and for the releases under Section 6.01 of any Person provided therein, and for the rights of EHP Insureds under Article VIII, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties hereto and their respective Group Members, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Group Members, after giving effect to the Distribution, and their permitted successors and assigns, any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any other Third Party with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 13.05 Notices. All Notices shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic mail transmission (return receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.05):

If to EPC, to:

Edgewell Personal Care Company

1350 Timberlake Manor Parkway, Suite 300

Chesterfield, MO 63017

Attn:

Facsimile:

Email:

with a copy to:

Edgewell Personal Care Company

6 Research Drive

Shelton, Connecticut 06484

Attn: General Counsel

Facsimile:

Email: manish.shanbhag@edgewell.com

If to EHP to:

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

Attn: Emily K. Boss

Facsimile: 314-985-2258

Email: Kelly.Boss@energizer.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 13.06 Severability. In the event that any one or more of the terms or provisions of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Ancillary Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Ancillary Agreement) which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement or any Ancillary Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 13.07 Publicity. From and after the Effective Time, each of EPC and EHP shall consult with the other prior to issuing, and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon, that portion of any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby or by any Ancillary Agreement and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”). Each Party’s obligations pursuant to this Section 13.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

Section 13.08 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all costs and expenses paid or incurred, whether prior to or after the Effective Time, in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the Information Statement, the Stock Award Registration Statement and the consummation of the transactions contemplated hereby will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated; provided, however, that EPC will pay all non-recurring Third Party fees, costs and expenses in connection with the foregoing incurred on or prior to the Effective Time that EPC deems necessary to effect the Distribution, except for such non-recurring Third Party fees, costs and expenses as are set forth on Schedule 13.08, which shall be paid by EHP; and provided, further, that any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a Party or any of its Group Members of any contracts, commitments or understandings in connection with the Separation shall be borne by the Party or Group Member to which such contract, commitment or understanding is being assigned.

Section 13.09 Headings. The article, section and paragraph headings contained in this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 13.10 Survival of Agreements. Except as expressly set forth in this Agreement or any Ancillary Agreement, the representations, warranties, covenants and agreements in this Agreement and each Ancillary Agreement and the liabilities for the breach of any obligations contained herein or therein shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 13.11 Waivers of Default. No failure or delay of any Party (or its applicable Group Members) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 13.12 Consent to Jurisdiction. Subject to the provisions of Article XI, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the circuit courts of the State of Missouri, St. Louis County, and (b) the United States District Court for the Eastern District of Missouri (the “Missouri Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article XI or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Missouri Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 13.05 shall be effective service of process for any action, suit or proceeding in the Missouri Courts with respect to any matters to which it has submitted to jurisdiction in this Section 13.12. Each of the Parties irrevocably and unconditionally waives any objection to any Missouri Court’s exercise of personal jurisdiction over the Parties and the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby in the Missouri Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions issued in any arbitration in accordance with Article XI to enforce specifically the terms and provisions hereof, (ii) provisional or temporary injunctive relief in accordance with Section 11.03(l) in any Missouri Court, and (iii) enforcement of any such award of an arbitral tribunal or a Missouri Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 13.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Group Members, as the case may be. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Group Member against whom it is sought to be enforced.

Section 13.15 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and Schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any reference herein to this Agreement or any Ancillary Agreement, unless otherwise stated, shall be construed to refer to this Agreement or such Ancillary Agreement as amended, supplemented or otherwise modified from time to time, in accordance with the terms thereof. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 13.16 Group Members. EPC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an EPC Group Member and EHP shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an EHP Group Member.

Section 13.17 Force Majeure. Neither Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Ancillary Agreement as soon as reasonably practicable.

Section 13.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 13.19 No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

Section 13.20 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of EPC or EHP, or any of their respective Group Members, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of EPC or EHP, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each EPC and EHP, for itself and its respective Group Members and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

[Signature Page Follows]

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:

ENERGIZER SPINCO, INC.

By:
Name:
Title:

Signature Page to the Separation and Distribution Agreement